Exhibit (a)(1)(SS)

Supplement to the Offer to Purchase for Cash

Up to 24.9% of the Issued and Outstanding Shares of Common Stock

Including the Associated Rights

of

SOUTHWEST GAS HOLDINGS, INC.

at

$82.50 Net Per Share

by

IEP UTILITY HOLDINGS LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 20, 2022 (SUCH DATE AND TIME, THE “EXPIRATION DATE”)

IEP Utility Holdings LLC, a Delaware limited liability company (the “Offeror”), hereby supplements and amends its Offer to Purchase, dated October 27, 2021, as previously amended and supplemented, including by the Supplement to the Offer to Purchase, dated as of December 7, 2021 (the “December Supplement”). The Offeror is offering to purchase up to 24.9% of the issued and outstanding shares, as of the closing of the Offer (as defined below) of common stock, par value $1.00 per share (the “Common Stock”), of Southwest Gas Holdings, Inc., a Delaware corporation (the “Company” or “Southwest Gas”) (including the associated rights issued pursuant to the Rights Agreement, dated October 10, 2021 (as it may be amended from time to time, the “Rights Agreement”), between the Company and Equiniti Trust Company, as rights agent, that are issued and outstanding (the “Rights” and, together with the Common Stock, the “Shares”)) upon the closing of the Offer (which amount includes the 2,898,676 Shares and 1,840,000 cash settled swaps currently held by affiliates of the Offeror), for $82.50 per Share in cash, without interest, less any applicable withholding taxes (the “Offer Price”), upon the terms set forth in (i) the Offer to Purchase, dated October 27, 2021, as previously amended and supplemented, including by the December Supplement, and (ii) this Supplement to the Offer to Purchase (this “Supplement” and, such Offer to Purchase, as previously amended and supplemented and as further amended and supplemented by this Supplement, the “Offer to Purchase”) (which collectively constitute the “Offer”). Under no circumstances will interest be paid on the Offer Price for the Shares. Unless the context otherwise requires, capitalized terms used in this Supplement but not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to Harkins Kovler, LLC, as information agent for the Offer (which we refer to as the “Information Agent”), at the address and telephone number set forth for the Information Agent on the back cover of this Supplement. Requests for additional copies of this Supplement, the Revised Letter of Transmittal, the Notice of Guaranteed Delivery, and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Supplement and the related materials, including the Revised Letter of Transmittal and Revised Notice of Guaranteed Delivery, contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE REVISED LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

The date of this Supplement is May 9, 2022.

UPDATE

On May 6, 2022, Southwest Gas, the Offeror and certain of the Offeror’s affiliates (the “Icahn Group”) entered into an agreement (the “Cooperation Agreement”) regarding the Offer, a copy of which is attached hereto as Exhibit A and incorporated herein by reference. Below is a summary of certain material terms of the Cooperation Agreement. The following summary does not purport to be a complete description of all terms of the Cooperation Agreement. Stockholders should therefore read the entire Cooperation Agreement before making a decision as to whether to tender their Shares in the Offer.

Appointment of New Chief Executive Officer; Board Composition. In accordance with the terms of the Cooperation Agreement, the Company agreed, among other things, (i) that John P. Hester, the President and Chief Executive Officer of the Company and Southwest Gas Corporation (“SWG” and, together with the Company, “Southwest”) and a member of the Company’s Board of Directors (the “Board”) and the SWG Board of Directors (the “SWG Board” and, together with the Board, the “Southwest Boards”), would retire as President and Chief Executive Officer of the Company and resign from the Southwest Boards, effective as of May 6, 2022; (ii) to appoint Karen S. Haller, the Company’s Executive Vice President / Chief Legal and Administrative Officer, as President and Chief Executive Officer of Southwest effective as of May 6, 2022 and as a member of the Board, effective immediately following the completion of the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”); (iii) to promptly select a new Chairperson of the Board and a new chair of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) following the completion of the 2022 Annual Meeting; (iv) that Thomas A. Thomas and Robert L. Boughner would resign as members of the Board immediately following the completion of the 2022 Annual Meeting; (v) to decrease the size of the Board by one seat from 12 to 11, effective immediately following the completion of the 2022 Annual Meeting; and (vi) to appoint each of Andrew W. Evans, Henry Linginfelter and H. Russell Frisby, Jr., each of which was designated by the Icahn Group (collectively, the “Icahn Designees”) to the Board, effective immediately following the completion of the 2022 Annual Meeting. Following the completion of the 2022 Annual Meeting, after taking into account the Board resignations and the Board appointments discussed above, and assuming each of the current directors is elected at the 2022 Annual Meeting, the Board will be comprised of the following directors: (i) Karen S. Haller; (ii) Anne L. Mariucci; (iii) Jane Lewis-Raymond; (iv) Carlos A. Ruisanchez; (v) E. Renae Conley; (vi) Leslie T. Thornton; (vii) A. Randall Thoman; (viii) José A. Cárdenas; (ix) Andrew W. Evans; (x) Henry Linginfelter; and (xi) H. Russell Frisby, Jr.

Dropdown Person. Pursuant to the Cooperation Agreement, at any time prior to the date that is ninety (90) days following the date of the Cooperation Agreement (the “Dropdown Date”), the Icahn Group may cause any of the Icahn Designees to resign from the Board (such Icahn Designee, the “Dropdown Person”) and, upon request of the Icahn Group, the Board shall appoint Andrew J. Teno to the Board to fill the vacancy created by the Dropdown Person. Further, the Company has agreed on the Dropdown Date, (x) that José A. Cárdenas will resign from the Board, and (y)(i) to appoint Mr. Teno to the Board, if he has not been previously appointed or (ii) to appoint the Dropdown Person, if Mr. Teno has been previously appointed; provided that, if, prior to Dropdown Date, the Board has resolved to pursue the tax-free spinoff of Centuri Group, Inc. to the exclusion of other strategic alternatives, then Mr. Cárdenas will not resign and Mr. Teno or the Dropdown Person, as applicable, shall not be so appointed.

Replacement Designees. The Icahn Group will have the authority to designate a replacement for appointment to the Board for any or all of the Icahn Designees and/or Mr. Teno, as applicable, on the terms set forth in the Cooperation Agreement. In particular, the Icahn Group’s authority to designate replacements and designees for appointment to the Board is subject to certain total ownership thresholds, such that if the Icahn Group (following expiration of the Offer beneficially owns less than 50% of the Tender Offer Closing Amount (as defined in the Cooperation Agreement)), then the Icahn Group will lose the right to designate one member of the Board; if the Icahn Group owns less than 35% of the Tender Offer Closing Amount, then the Icahn Group will lose the right to designate an additional member of the Board; and if the Icahn Group owns less than 25% of the Tender Offer Closing Amount, then the Icahn Group will lose the right to designate any members of the Board.

Withdrawal of Icahn Slate for 2022 Annual Meeting. Under the terms of the Cooperation Agreement, the Icahn Group will withdraw its slate of director nominees with respect to the 2022 Annual Meeting and vote in favor of the Company’s nominees for election to the Board.

Amendment to Terms of Offer. The Cooperation Agreement provides that the Icahn Group will amend the Offer to: (i) provide that the number of Shares to be purchased in the Offer shall not exceed that number of Shares which, together with the Shares beneficially owned by the Icahn Group, would exceed 24.9% of the then outstanding Shares; (ii) extend the expiration date of the Offer to May 20, 2022 and that the Expiration Date shall not be further extended; and (iii) to waive any conditions to the Offer that have not been satisfied and consummate the Offer and pay for the tendered shares of Shares as promptly as practicable after the Expiration Date. This Supplement reflects these amendments to the Offer.

Dismissal of Delaware Lawsuit. Pursuant to the Cooperation Agreement, the Icahn Group has also agreed to cause the parties to the action filed by Icahn Partners LP and Icahn Partners Master Fund LP in the Court of Chancery of the State of Delaware on November 29, 2021 (Civil Action No. 2021-1031-KSJM), naming as defendants the Company and certain directors and officers of the Company, to file a fully executed stipulation of dismissal.

Composition of Strategic Transactions Committee. The Cooperation Agreement requires the Board to expand the Strategic Transactions Committee of the Board (the “Strategic Transactions Committee”) from three directors to six directors, comprised of the current members of the Strategic Transactions Committee and the three Icahn Designees. For so long as the Icahn Group has the ability to designate at least three members of the Board, three of such designees shall be included on the Strategic Transactions Committee. If the Icahn Group may only designate two members of the Board, then both of such designees shall serve on the Strategic Transactions Committee. The Cooperation Agreement requires certain transactions to be approved by the Strategic Transactions Committee and sets forth certain deadlock procedures of the Strategic Transactions Committee applicable to certain decisions. Pursuant to the Cooperation Agreement, the Company also agreed to add one of the Icahn Designees to each of the committees of the Board.

Standstill and Other Agreements. The Cooperation Agreement also includes other customary voting, standstill and non-disparagement provisions. Absent an uncured breach of the material provisions of the Cooperation Agreement by the Company, and subject to the qualifications set forth therein, the standstill restrictions on the Icahn Group will remain in effect until either (i) thirty (30) days prior to the expiration of the advance notice deadline for the submission of director nominees (the “Nomination Deadline”) in connection with the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”) or (ii) in the event a definitive agreement has been entered into in respect of a Transaction Event (which is defined in the Cooperation Agreement as (x) the sale, transfer or other disposition of more than 90% of the outstanding equity securities (whether by merger, tender offer or otherwise) or all or substantially all of the assets of SWG or (y) any acquisition or purchase by any third party that, if consummated, would result in such third party becoming the beneficial owner, directly or indirectly, of equity securities of the Company representing more than 90% of the voting power of the outstanding voting equity securities (whether by merger, tender offer or otherwise) of the Company or all or substantially all of the assets of the Company, in each case with respect to (x) and (y), for which the definitive agreement for such transaction contains the remedy of specific performance, a termination fee or other customary remedy for transactions of a similar nature) thirty (30) days prior to the Nomination Deadline in connection with the Company’s 2024 annual meeting of stockholders.

Voting Agreement. Pursuant to the Cooperation Agreement, the Icahn Group has agreed to vote its Shares, including any Shares owned directly or indirectly by any Icahn Affiliate (as defined in the Cooperation Agreement), to be present for quorum purposes and to be voted, at the 2022 Annual Meeting or any adjournment or postponement thereof, (i) for each director nominated by the Board for election at the 2022 Annual Meeting, (ii) against any nominees that were not nominated by the Board for election at the 2022 Annual Meeting, (iii) against any stockholder proposal to increase the size of the Board, and (iv) in favor of the ratification of the Company’s auditors. The Icahn Group has agreed to similarly vote its Shares at the 2023 Annual Meeting if the Company has entered into a definitive agreement providing for a Transaction Event (which transaction event has not been consummated or terminated) at least thirty (30) days prior to the expiration of the Nominating Deadline for the 2023 Annual Meeting. The Cooperation Agreement also provides that during the Standstill Period (as defined in the Cooperation Agreement) and with respect to consummating a Transaction Event, the Icahn Group will (i) vote its Shares in favor of consummating such Transaction Event and approving the transactions contemplated thereby and (ii) validly tender or cause to be tendered and not withdrawn in an offer constituting a Transaction Event, any and all Shares subject to such offer, pursuant to and in accordance with the terms of the offer, no later than ten (10) business days after the filing of the Schedule TO with respect to such offer. The Icahn Group also agreed to take all other actions reasonably requested by the Company in connection with the consummation of the Transaction Event.

Registration Rights. Pursuant to the Cooperation Agreement, the Company and the Icahn Group agreed, under certain conditions, to negotiate and enter into a registration rights agreement granting the Icahn Group certain customary registration rights with respect to certain Shares beneficially owned by the Icahn Group.

SUMMARY TERM SHEET

The Summary Term Sheet set forth in the Offer to Purchase is hereby amended as follows:

Securities Sought:	Up to 24.9% of the issued and outstanding Shares upon closing of the Offer, which amount includes the 2,898,676 Shares and 1,840,000 cash settled swaps currently held by affiliates of the Offeror. Each Share is comprised of one share of Common Stock, par value $1.00 per share, of Southwest Gas Holdings, Inc., together with one associated Right issued pursuant to the Rights Agreement.

Price Offered Per Share:	$82.50, without interest, net to you, in cash, but subject to any withholding of taxes, for each Share tendered and accepted for payment in the Offer.

Expiration of the Offer:	12:00 midnight, New York City time, on May 20, 2022.

Offeror:	IEP Utility Holdings LLC, a Delaware limited liability company, which is referred to as “IEP Utility Holdings” or the “Offeror”. The Offeror was formed solely for the purpose of making the Offer. To date, the Offeror has not carried on any activities other than those related to its formation and the Offer.

The following are some of the questions that you, a holder of Shares, may have and the answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Revised Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Revised Letter of Transmittal. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to the Offeror.

HOW MANY SHARES ARE YOU OFFERING TO PURCHASE?

We are offering to purchase up to 24.9% of the issued and outstanding Shares upon closing of the Offer, which amount includes the 2,898,676 Shares and 1,840,000 cash settled swaps currently held by affiliates of the Offeror, at a price of $82.50 per Share, net to the tendering stockholder in cash, without interest, less any applicable withholding taxes, in the Offer. Assuming that the Offer is fully subscribed, the maximum number of Shares that the Offeror and its affiliates may own (including for these purposes the cash settled swaps) is 24.9% of the then issued and outstanding Shares, inclusive of the amounts identified above currently held by affiliates of the Offeror.

For illustrative purposes only, if there are 66,849,225 Shares issued and outstanding as of the closing date of the Offer, then the Offeror will be permitted to acquire (and is seeking to acquire in the Offer) up to 11,906,781 Shares in the Offer. This number is the difference of (i) 16,645,457, which reflects 24.9% of the total number of issued and outstanding Shares, less (ii) 2,898,676 Shares and 1,840,000 cash settled swaps currently held by affiliates of the Offeror. The exact number of Shares will be determined as of the closing date of the Offer but in no event will it exceed 24.9% of the issued and outstanding Shares (including the 2,898,676 Shares and 1,840,000 cash settled swaps that are currently held by affiliates of the Offeror). If the Offeror acquires 11,906,781 Shares in the Offer, the aggregate purchase price for such Shares will be $982,309,434.56.

MAY I TENDER ONLY A PORTION OF THE SHARES THAT I HOLD?

Yes. You do not have to tender all of the Shares that you own to participate in the Offer. However, if you are an odd lot holder and want to avoid possible proration, you must tender all of your odd lot Shares.

IN WHAT ORDER WILL YOU PURCHASE THE TENDERED SHARES?

If Shares are validly tendered and not validly withdrawn prior to the Expiration Date into the Offer such that the Offeror and its affiliates would not own more than 24.9% of the issued and outstanding Shares upon the closing of the Offer (including the 2,898,676 Shares and 1,840,000 cash settled swaps currently held by affiliates of the Offeror), then the Offeror will buy all Shares validly tendered and not validly withdrawn. If Shares are validly tendered and not validly withdrawn prior to the Expiration Date into the Offer such that the Offeror and its affiliates would own more than 24.9% of the issued and outstanding Shares upon the closing of the Offer (including the 2,898,676 Shares and 1,840,000 cash settled swaps currently held by affiliates of the Offeror), then the Offeror will purchase Shares in the following order of priority:

•

First, all Shares owned in “odd lots” (less than 100 Shares) that have been validly tendered (and not validly withdrawn prior to the Expiration Date) (tenders of less than all of the Shares owned by an odd lot holder will not qualify for this preference); and

•

Second, all other tendered Shares validly tendered (and not validly withdrawn prior to the Expiration Date), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional Shares, until the Offeror has an amount of Shares equal to 24.9% of the then issued and outstanding Shares (including the 2,898,676 Shares and 1,840,000 cash settled swaps currently held by affiliates of the Offeror) as of the closing of the Offer.

Conditional tenders are not permitted. Because of the “odd lot” priority and proration tender provisions described above, we may not purchase all of the Shares that you tender. See “Section 1—TERMS OF THE OFFER” and “IMPORTANT INFORMATION REGARDING THE OFFER” of this Supplement.

If we are required to prorate, we will determine the proration factor as promptly as practicable following the Expiration Date. Proration for each stockholder tendering Shares (other than odd lot holders) will be based on the ratio of the number of whole Shares validly tendered and not validly withdrawn by the stockholder to the total number of Shares validly tendered and not validly withdrawn by all stockholders (other than odd lot holders) with appropriate adjustments to avoid the return of fractional Shares.

Because of the difficulty in determining the number of Shares validly tendered, including Shares tendered by the guaranteed delivery procedure, and not validly withdrawn and because of the “odd lot” procedure described above, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately four (4) business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date.

IF I OWN FEWER THAN 100 SHARES AND I TENDER ALL OF MY SHARES, WILL I BE SUBJECT TO PRORATION?

No, if you own, beneficially or of record, fewer than 100 Shares in the aggregate, you validly tender all of these Shares prior to the Expiration Date (and do not validly withdraw such Shares) and you complete the section entitled “Odd Lots” in the Revised Letter of Transmittal, we will first purchase all of your Shares (without subjecting them to proration) before purchasing other Shares tendered. See “Section 1—TERMS OF THE OFFER” and “IMPORTANT INFORMATION REGARDING THE OFFER” of this Supplement.

IF I PREVIOUSLY TENDERED MY SHARES INTO THE OFFER DO I NEED TO SUBMIT A REVISED LETTER OF TRANSMITTAL?

No. The Offeror has mailed a Revised Letter of Transmittal to holders relating to the Offer. If you are an odd lot holder and want to avoid possible proration, you must tender all of your odd lot Shares and so indicate on the Revised Letter of Transmittal. If you previously tendered your Shares pursuant to the Letter of Transmittal and you are not an odd lot holder, you do not need to submit a Revised Letter of Transmittal. Although the Letter of Transmittal previously circulated refers only to the Offer to Purchase, dated October 27, 2021, stockholders using such Letters of Transmittal to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer subject to the terms set forth in the Offer to Purchase as supplemented and amended.

WILL THE OFFEROR NEED TO FORM ANY DELAWARE TRUSTS TO PURCHASE ANY OF THE SHARES?

No. The Offeror is limited to purchasing up to 24.9% of the issued and outstanding Shares upon the closing of the Offer (including the 2,898,676 Shares and 1,840,000 cash settled swaps currently held by affiliates of the Offeror). Because the Offeror will not obtain voting power or control in excess of 24.9% of the Shares even after giving effect to the Offer, no regulatory approvals are required in Arizona, California or Nevada. As the Trusts were intended to hold any Shares tendered in excess of 24.9% of the Shares until such time as the required regulatory approvals were obtained, the Trusts are no longer needed as the Offeror’s ownership will not exceed more than 24.9% of the issued and outstanding Shares even after giving effect to the consummation of the Offer.

IS THE OFFER SUBJECT TO ANY REGULATORY APPROVALS?

No. There are no outstanding required regulatory approvals that must be satisfied prior to the closing of the Offer. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), expired with respect to the Offer on November 1, 2021. In addition, because the Offeror will not obtain voting power or control in excess of 24.9% of the Shares even after giving effect to the Offer, no regulatory approvals are required in Arizona, California or Nevada.

ARE THERE ANY CONDITIONS TO THE OFFER THAT HAVE NOT BEEN SATISIFIED OR WAIVED?

No. There are no conditions to the Offer that have not been satisfied or waived. In connection with the execution of the Cooperation Agreement, the Company’s board of directors have amended the Rights Agreement to reflect that the beneficial ownership percentage in the definition of “Acquiring Person” in the Rights Agreement is 24.9%. Accordingly, as a result of the amendment to the Rights Agreement, the Poison Pill Condition has been satisfied. The Offeror has irrevocably waived all other conditions to the Offer.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares.

IMPORTANT INFORMATION REGARDING THE OFFER

Extension of the Expiration of the Offer. On May 9, 2022, the Offeror announced an extension of the Expiration Date of the Offer until 12:00 midnight, New York City time, on Friday, May 20, 2022 (such date and time, the “Expiration Date”). The Offer was previously scheduled to expire at 12:00 midnight, New York City time, on Monday, May 9, 2022.

Amount of Shares Sought in the Offer. On May 9, 2022, the Offeror announced that it was amending the terms of the Offer to reflect that it was now seeking to purchase up to 24.9% of the issued and outstanding Shares upon closing of the Offer, which amount includes the 2,898,676 Shares and 1,840,000 cash settled swaps currently held by affiliates of the Offeror. Accordingly, the Offeror, together with its affiliates, will not own more than 24.9% of the issued and outstanding Shares upon the closing of the Offer.

For illustrative purposes only, if there are 66,849,225 Shares issued and outstanding as of the closing date of the Offer, then the Offeror will be permitted to acquire (and is seeking to acquire in the Offer) up to 11,906,781 Shares in the Offer. This number is the difference of (i) 16,645,457, which reflects 24.9% of the total number of issued and outstanding Shares, less (ii) 2,898,676 Shares and 1,840,000 cash settled swaps currently held by affiliates of the Offeror. The exact number of Shares will be determined as of the closing date of the Offer but in no event will it exceed 24.9% of the issued and outstanding Shares (including the 2,898,676 Shares and 1,840,000 cash settled swaps that are currently held by affiliates of the Offeror). If the Offeror acquires 11,906,781 Shares in the Offer, the aggregate purchase price for such Shares will be $982,309,434.56.

THE OFFEROR WILL PURCHASE THE MAXIMUM NUMBER OF SHARES VALIDLY TENDERED IN THE OFFER AND NOT VALIDLY WITHDRAWN. ONLY SHARES VALIDLY TENDERED, AND NOT VALIDLY WITHDRAWN, WILL BE ELIGIBLE FOR PURCHASE IN THE OFFER. BECAUSE OF THE PRORATION AND “ODD LOT” PRIORITY PROVISIONS DESCRIBED IN THIS OFFER, ALL OF THE SHARES TENDERED MAY NOT BE PURCHASED.

Priority of Purchases. If Shares are validly tendered and not validly withdrawn prior to the Expiration Date into the Offer such that the Offeror and its affiliates would not own more than 24.9% of the then issued and outstanding Shares upon the closing of the Offer (including the 2,898,676 Shares and 1840,000 cash settled swaps currently held by affiliates of the Offeror), then the Offeror will buy all Shares validly tendered and not validly withdrawn. If Shares are validly tendered and not validly withdrawn prior to the Expiration Date into the Offer such that the Offeror and its affiliates would own more than 24.9% of the then issued and outstanding Shares upon the closing of the Offer (including the 2,898,676 Shares and 1,840,000 cash settled swaps currently held by affiliates of the Offeror), then the Offeror will purchase Shares in the following order of priority:

•

First, all Shares owned in “odd lots” (less than 100 Shares) that have been validly tendered (and not validly withdrawn prior to the Expiration Date) (tenders of less than all of the Shares owned by an odd lot holder will not qualify for this preference); and

•

Second, all other tendered Shares validly tendered (and not validly withdrawn prior to the Expiration Date), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional Shares, until the Offeror has an amount of Shares equal to 24.9% of the then issued and outstanding Shares (including the 2,898,676 Shares and 1,840,000 cash settled swaps currently held by affiliates of the Offeror) upon the closing of the Offer.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer may not be purchased.

Odd Lots. The term “odd lots” means all Shares validly tendered prior to the Expiration Date and not validly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 Shares and so certified in the appropriate place on the Revised Letter of Transmittal (an “Odd Lot Holder”). Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might apply to sales of their Shares in market transactions. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Revised Letter of Transmittal.

Proration. The proration period is the period for accepting Shares on a pro rata basis in the event that the Offer is over-subscribed. The proration period will expire as of the Expiration Date. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional shares, proration for each stockholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the total number of Shares to be purchased by us (excluding Shares purchased from Odd Lot Holders) to the number of Shares validly tendered and not validly withdrawn by all stockholders (other than Odd Lot Holders). This ratio will be applied to stockholders (other than Odd Lot Holders) validly tendering Shares to determine the number of Shares that will be purchased from each tendering stockholder in the Offer. Because of the difficulty in determining the number of Shares validly tendered, including Shares tendered by the guaranteed delivery process, and not validly withdrawn, and because of the odd lot procedure described above, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately four (4) business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

Revised Letter of Transmittal. The Offeror has mailed a Revised Letter of Transmittal to holders relating to the Offer. Although the Letter of Transmittal previously circulated refers only to the Offer to Purchase, dated October 27, 2021, stockholders using such Letters of Transmittal to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer subject to the terms set forth in the Offer to Purchase as supplemented and amended, including by this Supplement.

Conditions to the Offer. In connection with the execution of the Cooperation Agreement, the Company’s board of directors have amended the Rights Agreement to reflect that the beneficial ownership percentage in the definition of “Acquiring Person” in the Rights Agreement is 24.9%. Accordingly, as a result of the amendment to the Rights Agreement, the Poison Pill Condition has been satisfied. The Offeror has irrevocably waived all other conditions to the Offer. There are no conditions to the Offer that have not been satisfied or waived.

May 9, 2022

Manually signed facsimile copies of the Revised Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares and certificates, if any, for the associated Rights, should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By Mail or Overnight Courier:	By Facsimile Transmission
(for eligible institutions only): 212-616-7610
Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department	Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department

DELIVERY OF THE REVISED LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSIONS OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION TO A NUMBER OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Revised Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, NY 10019

Banks and Brokerage Firms Please Call Collect: +1 (212) 468-5380

All Others Call Toll-Free: +1 (800) 326-5997

Email: swx@harkinskovler.com

EXHIBIT A

COOPERATION AGREEMENT

EXECUTION COPY

COOPERATION AGREEMENT

This Cooperation Agreement, dated as of May 6, 2022 (this “Agreement”), is by and among the persons and entities listed on Schedule A (collectively, the “Icahn Group”, and each individually a “member” of the Icahn Group) and Southwest Gas Holdings, Inc. (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Board Representation and Board Matters.

(a)	The Company and the Icahn Group agree as follows:

(i)

On or prior to the date of this Agreement, John Hester shall have tendered his resignation as President and Chief Executive Officer of the Company and from the Board of Directors of the Company (the “Board”) (an executed copy of such resignation having been provided to the Icahn Group concurrently with the execution of this Agreement), in each case effective as of the date hereof, and the Company shall have appointed Karen Haller as President and Chief Executive Officer of the Company, effective as of the date hereof.

(ii)

Thomas Thomas and Robert Boughner shall have irrevocably tendered their resignations from the Board (executed copies of such resignations having been provided to the Icahn Group concurrently with the execution of this Agreement), effective as of immediately after the conclusion of the 2022 annual meeting of stockholders of the Company (the “2022 Annual Meeting”). On or prior to the date of this Agreement, Josė Cárdenas shall have irrevocably tendered his resignation from the Board (an executed copy of such resignation having been provided to the Icahn Group concurrently with the execution of this Agreement), effective as of immediately prior to the Appointment (as defined below).

(iii)

On or prior to the date of this Agreement, the Company shall take or shall have taken all necessary action to appoint Andrew W. Evans, Henry Linginfelter and H. Russell Frisby, Jr. (Messrs. Evans, Linginfelter and Frisby, collectively, the “Icahn Designees” and each an “Icahn Designee”) to the Board, effective as of immediately after the conclusion of the 2022 Annual Meeting. On or prior to the date of this Agreement, the Board will take action to appoint Karen Haller to the Board, effective as of immediately after the conclusion of the 2022 Annual Meeting. Each of the foregoing directors will have a term expiring at the 2023 annual meeting of stockholders of the Company (the “2023 Annual Meeting”). The Board shall take such action as is necessary to increase the size of the Board by one (1) seat to eleven (11), effective immediately after the conclusion of the 2022 Annual Meeting (the “Board Increase”). Promptly following the conclusion of the 2022 Annual Meeting, the Board will select a new Chairperson of the Board and a new chair of the Nominating and Governance Committee of the Board.

(iv)

At any time during the ninety (90) day period commencing after the date of this Agreement, the Icahn Group may cause any of the Icahn Designees to resign from the Board (such person, the “Dropdown Person”) and, upon the request of the Icahn Group, the Board shall appoint Andrew Teno as a member of the Board to fill the resulting vacancy. If Mr. Teno becomes a Board member, he shall be deemed to be an Icahn Designee for all purposes under this Agreement.

(v)

The Company shall, on the date that is ninety (90) days after the date hereof, appoint Andrew Teno, or if Mr. Teno is already a member of the Board, the Dropdown Person, as a member of the Board (the “Appointment”); provided, however, if, on or before the conclusion of such ninety (90) day period, the Company resolves by resolution of the Board to pursue the tax-free spinoff of Centuri Group, Inc. (“Centuri”) (such spinoff, the “Centuri Spinoff”) to the exclusion of other strategic alternatives involving Centuri, then Mr. Teno or the Dropdown Person (as applicable) shall not be appointed to the Board and there shall be no more than three (3) Icahn Designees for all purposes of this Agreement; provided, further that if (A) the structure of the Centuri Spinoff is changed so that it is to be a taxable transaction to the Company or its stockholders or (B) the Centuri Spinoff is abandoned or not consummated for any reason, then the Icahn Group shall be entitled to immediately appoint Mr. Teno or the Dropdown Person to the Board and there shall be no more than four (4) Icahn Designees for all purposes of this Agreement. If Mr. Teno or the Dropdown Person (as applicable) becomes a Board member, he shall be deemed to be an Icahn Designee for all purposes under this Agreement.

(vi)

As a condition to the Icahn Designees’ (and any Replacement Designees’) appointment to the Board and subsequent nomination for election, the Icahn Designees each agree (and the Icahn Group agrees to cause the Icahn Designees and any Replacement Designees) to provide to the Company, prior to nomination and appointment and on an on-going basis while serving as a member of the Board, such information and materials as the Company routinely receives from other members of the Board or as is required to be disclosed in proxy statements under applicable law or as is otherwise reasonably requested by the Company from time-to-time from all members of the Board in connection with the Company’s legal, regulatory, auditor or stock exchange requirements, including, but not limited to, a completed D&O Questionnaire in the form separately provided by the Company to the Icahn Group (the “Nomination Documents”), receipt of which is hereby acknowledged in respect of the 2022 Annual Meeting.

(vii)

Subject to Section 1(c), should any Icahn Designee resign from the Board or be rendered unable to, or refuse to, be appointed to, or for any other reason fail to serve or is not serving, on the Board (other than as a result of not being nominated by the Company for election at an annual meeting of stockholders subsequent to the 2022 Annual Meeting in circumstances where no such obligation to nominate under this Agreement exists), as long as the Icahn Group has not materially breached this Agreement and failed to cure such breach within five (5) business days of written notice from the Company specifying any such breach, the Company shall cause to be added as a member of the Board or as a nominee for election at an annual meeting of stockholders of the Company, as applicable, a replacement designated by the Icahn Group that is approved by the Board, such approval not to be unreasonably withheld, conditioned or delayed (an “Acceptable Person”) (and if such proposed designee is not an Acceptable Person, the Icahn Group shall be entitled to continue designating a recommended replacement until such proposed designee is an Acceptable Person) (a “Replacement Designee”); provided, however, that it is understood and agreed that any employee of any member of the Icahn Group may be a Replacement Designee for Mr. Teno. Any such Replacement Designee who becomes a Board member in replacement of any Icahn Designee shall be deemed to be an Icahn Designee for all purposes under this Agreement and, in the case of a Replacement Designee for a member of the Icahn Group, as a condition to being appointed to the Board, shall be required to sign a customary joinder to this Agreement.

(viii)

For the avoidance of doubt, the Board’s approval of a Replacement Designee pursuant to Section 1(a)(vii) shall not be considered unreasonably withheld if such replacement does not: (A) qualify as “independent” pursuant to the requirements under the New York Stock Exchange, (B) have the relevant financial and business experience to be a director of the Company, and (C) satisfy the requirements set forth in the Company Policies (as defined below), in each case as in effect as of the date of this Agreement or such additional or amended guidelines and policies approved by the Board that are applicable to all directors of the Company (collectively clauses (A) through (C), the “Director Criteria”); provided that (i) no new Director Criteria will be adopted that would have prevented the Icahn Designees from becoming directors had such criteria been in effect today, and (ii) the Company acknowledges that Messrs. Evans, Frisby, Linginfelter and Teno each satisfy the requirements of Section 1(a)(viii)(B).

(ix)

As of the date of this Agreement, the Company represents and warrants that immediately after the Board causes the Board Increase and the Board appoints the Icahn Designees (for the avoidance of doubt, not including Mr. Teno) and Karen Haller as directors, the Board will be composed of eleven (11) directors and that there will be no vacancies on the Board.

Notwithstanding anything to the contrary herein, so long as the Icahn Group retains the right to nominate the Icahn Designees or any Replacement Designee, as applicable, in each case subject to Section 1(c), without the approval of a majority of the Icahn Designees, the Board shall not increase the size of the Board above eleven (11) directors.

(x)	Strategic Transactions Committee Matters.

1.

Promptly after the date of this Agreement, and effective upon their appointment to the Board, the Board shall increase the size of the Strategic Transactions Committee by three (3) seats to six (6) and shall appoint Messrs. Linginfelter, Evans and Frisby as members of the Strategic Transaction Committee, together with existing members, Anne Mariucci (chair), Jane Lewis-Raymond and Carlos Ruisanchez. If the Icahn Group has the right to designate four (4) or three (3) members of the Board, the Strategic Transactions Committee shall include three (3) Icahn Designees; provided, however, (x) if the Icahn Group only has the right to designate two (2) members of the Board, the Strategic Transactions Committee shall only include two (2) Icahn Designees, and (y) if the Icahn Group has no right to designate any members of the Board, the Strategic Transactions Committee shall include no Icahn Designees. If Mr. Teno is appointed to the Board, the Icahn Group may cause one of the Icahn Designees on the Strategic Transactions Committee to resign therefrom and, upon the request of the Icahn Group, the Board shall appoint Mr. Teno as a member of the Strategic Transactions Committee to fill the resulting vacancy. Decisions by the Strategic Transactions Committee shall be determined by a vote of the majority of the full committee (“STC Requisite Approval”). Three members of the Strategic Transactions Committee shall constitute a quorum; provided, however, that each member of the Strategic Transactions Committee shall receive no less than twenty-four (24) hours prior written notice of any meeting. Attendance by a committee member at a Strategic Transactions Committee meeting shall be deemed a waiver of notice by that committee member.

2.

The Strategic Transactions Committee shall (i) continue to pursue the matters delegated to it by the Board and the Strategic Transaction Committee’s authority and (ii) also include (A) the governance arrangements involving defensive provisions in the organizational documents of Centuri (this subclause (ii)(A), the “Governance Arrangements”) and (B) the composition of the board of directors of Centuri (the “Centuri Board”), in connection with the Centuri Spinoff. In the event only three members of the Strategic Transactions Committee vote affirmatively to approve a matter (a “Deadlock”) in respect of the Governance Arrangements, the Governance Arrangements shall be decided by a majority of the Board. Except with the unanimous approval of the full Board, no current or former members of the Board (including, for the avoidance of doubt, all Icahn Designees including Mr. Teno), an employee, consultant, Affiliate or Associate of any member of the Icahn Group (each, an “Icahn Restricted Person”) or any employee of the Company (other than the CEO of Centuri) shall be appointed to the Centuri Board in connection with the Centuri Spinoff. If a majority of the Board (but not all members of the Board) desires to appoint any Centuri Advisory Board member to the Centuri Board in connection with the Centuri Spinoff, then (A) the number of seats on the Centuri Board shall be equal to or greater than a number determined by (i) (x) the number of Centuri Advisory Board members, multiplied by (y) two (2), minus (ii) one (1), (B) the number of seats on the Centuri Board that are not held by Centuri Advisory Board members shall be equal to or greater than a number determined by (i) the number of Centuri Advisory Board members, minus (ii) one (1), and (C) the members of the Centuri Board shall be appointed by a majority of the Board.

3.

Any divestiture by the Company (including a Transaction Event) shall be subject to STC Requisite Approval; provided, however, that, in the event of a Deadlock in respect of such divestiture, such divestiture shall be decided by a majority of the Board (and, for the avoidance of doubt, other than with respect to a Transaction Event, shall not require a stockholder vote unless otherwise required by law or any applicable stock exchange requirements).

4.

Without the STC Requisite Approval, the Company shall not acquire any equity interests in or assets of any Person (x) if the purchase price of such acquisition exceeds $500,000,000 individually or (y) if the purchase price of such acquisition (together with the purchase price of all other acquisitions by the Company during the trailing twelve (12) month period but excluding any acquisition prior to the date of this Agreement) would exceed $1,000,000,000 in the aggregate (collectively, the “Acquisition Threshold”); provided, however, that, in the event of a Deadlock in respect of such acquisition, (x) such acquisition shall be decided upon by a majority of the Board and (y) if the Board approves such acquisition, then such acquisition shall be subject to the approval of the Company’s stockholders holding at least a majority of the votes cast at a meeting of stockholders.

5.

All acquisitions by the Company that are below the Acquisition Threshold shall not be subject to review by the Strategic Transactions Committee and shall be determined by a majority of the Board (and, for the avoidance of doubt, shall not require a stockholder vote unless otherwise required by law or any applicable stock exchange requirements).

6.

Except in connection with ordinary course issuances under the Company’s equity plans, the Company’s ATM program (as it may be amended or replaced, from time to time, with a new ATM program that provides for issuances in the ordinary course and consistent in terms of the number of securities issued thereunder with past practices and the Company’s current ATM program) or issuances in connection with acquisitions in accordance with Section 1(a)(x)(4) and Section 1(a)(x)(5), without the STC Requisite Approval, the Company shall not commence a primary offering of Common Shares or any debt or equity securities that are convertible or exchangeable in whole or in part for Common Shares (in any single offering or series of related offerings to any person or any group of affiliated or related persons) at a price per Common Share (or the conversion or exchange price, if applicable, that results in a price per Common Share) less than the five (5) day volume weighted average price on the close of business of the last trading day before such issuance, in which the net proceeds of such offering are expected to be greater than $50,000,000; provided, however, that, in the event of a Deadlock in respect of such offering, if the Company offers to sell to the Icahn Group, in the aggregate, its pro rata portion (calculated by dividing the number of Common Shares, on an as-converted basis for any issuances of convertible or exchangeable securities, owned by the Icahn Group by the number of Common Shares then outstanding on an as-converted basis for any issuances of convertible or exchangeable securities) of such Common Shares being sold in such offering at the offer price and on the offer terms, subject to the Company obtaining (which the Company shall use reasonable best efforts to obtain) any approvals required by the rules applicable to listed companies of the New York Stock Exchange or the rules and regulations of any other national securities exchange on which the Common Shares are then listed, then the Company shall be permitted to undertake and complete such offering. The Company agrees that it will not make multiple issuances below $50,000,000 to the same party.

(xi)

If the Board establishes a committee to oversee a search for a new Chief Executive Officer (the “Search Committee”), then the Search Committee shall have six (6) members. If the Icahn Group has the right to designate four (4) or three (3) members of the Board, the Search Committee shall include three (3) Icahn Designees; provided, however, (x) if the Icahn Group only has the right to designate two (2) members of the Board, the Search Committee shall only include two (2) Icahn Designees, and (y) if the Icahn Group has no right to designate any members of the Board, the

Search Committee shall include no Icahn Designees. Decisions by the Search Committee shall be determined by a vote of the majority of the Search Committee. In addition, except with respect to the Search Committee, so long as the Icahn Group has the right to designate a member of the Board, without the approval of a majority of the Icahn Designees then on the Board (such approval not to be unreasonably withheld, delayed or conditioned), the Board shall not form any new committee (other than committees formed with respect to matters for which there are actual conflicts of interest between the Icahn Designees and the Company) without offering to at least one Icahn Designee the opportunity to be a member of such committee. From and after the date of this Agreement, so long as the Icahn Group has the right to designate a member of the Board, without the approval of a majority of the Icahn Designees then on the Board (such approval not to be unreasonably withheld, delayed or conditioned), the Board shall not form an Executive Committee or any other committee with functions similar to those customarily granted to an Executive Committee.

(xii)

Any two Board members (together) may request that the performance of the Company’s Chief Executive Officer be added as an agenda item for a Board meeting, so long as such request is provided reasonably in advance of the Board meeting in which such performance is to be considered. Upon the determination of the Board, the Company may retain a consultant to review the performance of the Company’s Chief Executive Officer. If the Icahn Designees determine to hire a consultant to review the performance of the Company’s Chief Executive Officer, then the Icahn Group shall pay the fees and expenses of such consultant and the Company shall use commercially reasonable efforts to cause its directors and employees to cooperate with such consultant in its review.

(xiii)

Each of the Icahn Designees that is an Icahn Restricted Person will recuse himself or herself from such portions of Board or committee meetings (including, without limitation, the Strategic Transactions Committee), if any, involving actual conflicts between the Company and the Icahn Group. Promptly following the receipt of the Nomination Documents, the Board shall make a determination as to whether the Icahn Designees, based solely upon the representations provided by the Icahn Group in Section 7 and the information provided to the Board by the Icahn Designees in the Nomination Documents, are independent under the Board’s independence guidelines, the independence requirements of the New York Stock Exchange, and the independence standards applicable to the Company under paragraph (a)(1) of Item 407 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(xiv)

To the extent permitted by law and the Company’s existing insurance coverage, from and after the time the Icahn Designees are members of the Board, the Icahn Designees shall be covered by the same indemnification and insurance provisions and coverage as are applicable to the individuals that are currently directors of the Company, and at such time the Icahn Designees are no longer members of the Board, then the same indemnification and insurance provisions and coverage as are applicable to former directors of the Company.

(xv)

Concurrently with their appointments to the Board pursuant to Section 1(a)(iii) and subject to compliance with all stock exchange rules, the Board will consider appropriate appointments for the Icahn Designees to applicable Board committees as they would consider such appointments for other Board candidates; provided, however, that at least one Icahn Designee shall have been offered membership to serve on each such Board committee. Notwithstanding the foregoing, the Company acknowledges that for so long as the Icahn Designees are members of the Board, the Icahn Designees shall have the same rights as any other director with respect to being permitted to attend (as an observer and without voting rights) any committee meeting regardless of whether such director is a member of such committee, except with respect to any Icahn Designee who is an Icahn Restricted Person, in cases (A) where the matters under consideration involve an actual conflict of interest between the Company and the Icahn Group or its Affiliates or Associates, (B) where privileged matters will be discussed or reviewed (unless, in the case of clause (B), the Icahn Designees agree, in writing, on terms reasonably satisfactory to the Company, not to share information relating to such matters with anyone, including the Icahn Group, its Affiliates, Associates and representatives), or (C) where, upon advice of outside counsel to the Company, the Icahn Designees’ attendance would jeopardize any legal privilege.

(b)

At all times from their appointment as a member of the Board through the termination of their service as a member of the Board, each of the Icahn Designees shall comply with all written policies, procedures, processes, codes, rules, standards and guidelines applicable to all non-employee Board members and of which the Icahn Designees have been provided written copies in advance (or which have been filed with the Securities and Exchange Commission (“SEC”) or posted on the Company’s website), including the Company’s code of business conduct and ethics, corporate governance guidelines, insider trading policy, director independence criteria, confidentiality policy, and related person transactions policy (collectively, the “Company Policies”), and shall preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees (except to the extent permitted in the Confidentiality Agreement (as defined below) to be entered into pursuant to Section 5 of this Agreement). In addition, each of the Icahn Designees is aware of and shall act in accordance with his or her fiduciary duties with respect to the Company and its stockholders. For the avoidance of doubt, the parties agree that notwithstanding the terms of any Company Policies, in no event shall any Company Policy apply to the Icahn Group. The Icahn Group confirms that, other than Mr. Teno, the Icahn Designees are not employed by or a consultant of, and are not otherwise an Affiliate or Associate of, any member of the Icahn Group. The Icahn Group confirms that the Company may require the replacement of the Icahn Designees (that are not Mr. Teno or, if Mr. Teno is no longer serving on the Board (after being appointed to the Board after the date of this Agreement) and the Icahn Group has replacement rights pursuant to Section 1(a)(vii), the Replacement Designee for Mr. Teno) pursuant to Section 1(a)(vii) if he or she becomes an employee, consultant, Affiliate or Associate of any member of the Icahn Group.

(c)

Any provision in this Agreement to the contrary notwithstanding, if at any time after the date of this Agreement, the Icahn Group, together with any Icahn Affiliates (as defined below), ceases collectively to beneficially own (for all purposes in this Agreement, the terms “beneficially own” and “beneficial ownership” shall have the meaning ascribed to such terms as defined in Rule 13d-3 (as in effect from time to time) promulgated by the SEC under the Exchange Act), an aggregate Net Long Position (x) of at least a number of Common Shares equal to 50% of the Tender Offer Closing Amount, (A) one of the Icahn Designees (or, if applicable, his or her Replacement Designee) shall, and the Icahn Group shall cause such Icahn Designee to, immediately tender his or her resignation from the Board and any committee of the Board on which he or she then sits and (B) the Icahn Group shall not have the right to replace such Icahn Designee; (y) of at least a number of Common Shares equal to 35% of the Tender Offer Closing Amount, (A) the Icahn Group shall then only have the right to designate two designees on the Board and the Icahn Group shall cause a sufficient number of Icahn Designees (or, if applicable, his or her Replacement Designee) to immediately tender their resignations from the Board and any committee of the Board on which they then sit so that only two (2) Icahn Designees remain as members of the Board and (B) the Icahn Group shall not have the right to replace such Icahn Designees; or (z) of at least a number of Common Shares equal to 25% of the Tender Offer Closing Amount, (A) all the Icahn Designees (or, if applicable, his or her Replacement Designee) shall, and the Icahn Group shall cause each such Icahn Designee to, immediately tender their resignations from the Board and any committee of the Board on which they then sit and (B) the Icahn Group shall not have the right to have any Icahn Designees on the Board or to replace such Icahn Designees. For purposes of this Agreement, “Tender Offer Closing Amount” means 2,898,676 shares of common stock, par value $1.00 per share, of the Company (“Common Shares”) plus the number of Common Shares purchased in the Offer pursuant to Section 2(e) (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar type events).

The Icahn Group, upon request, shall keep the Company regularly apprised of the Net Long Position of the Icahn Group and the Icahn Affiliates to the extent that such position differs from the ownership positions publicly reported by the Icahn Group in any public filing with the SEC.

For purposes of this Agreement, (i) the term “Net Long Position” shall mean such Common Shares beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and (ii) the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

Each of the Icahn Designees shall, prior to his or her appointment to the Board (including any Replacement Designee), and each member of the Icahn Group shall cause each of the Icahn Designees (including any Replacement Designee) to, execute an irrevocable resignation in the form attached to this Agreement as Exhibit A.

(d)

Promptly following the execution and delivery of this Agreement (and in any event no later than the first business day following the execution of this Agreement), the Company shall amend the Rights Agreement, dated as of October 10, 2021, by and between the Company and Equiniti Trust Company (the “Rights Agreement”) so that the beneficial ownership percentage included in the definition of “Acquiring Person” in the Rights Agreement shall be 24.9% (including in the case of a Passive Institutional Investor (as defined in the Rights Agreement)). So long as the Icahn Group, together with the Icahn Affiliates, beneficially owns an aggregate Net Long Position of at least a number of Common Shares equal to 50% of the Tender Offer Closing Amount, the Company shall not amend the Rights Agreement or enter into a new rights agreement so that it would contain an “Acquiring Person” beneficial ownership threshold below 24.9% of the then-outstanding Common Shares, unless (x) the Rights Agreement (as further amended) or such new rights agreement provides that, if the Rights Agreement (as further amended) or such new rights agreement is not ratified by the Company’s stockholders within 270 days of the amendment thereto or entry into such new rights agreement, the Rights Agreement or such new rights agreement shall automatically expire and (y) the “Acquiring Person” definition of the Rights Agreement (as further amended) or such new rights agreement exempts the Icahn Group up to a beneficial ownership of 24.9% of the then-outstanding Common Shares. If any person is exempted under the Rights Agreement to acquire beneficial ownership of more than 24.9% of the then-outstanding Common Shares, then the Icahn Group shall be given equivalent rights.

(e)

In the event that the Company determines to consummate the Centuri Spinoff, then the Company or its applicable subsidiary shall distribute to the Icahn Group, in the aggregate, its pro rata portion (calculated as of the record date for such distribution by dividing the number of Common Shares owned by the Icahn Group by the number of Common Shares then outstanding) of such equity interests in Centuri being distributed to the stockholders of the Company in connection with the consummation of the Centuri Spinoff.

2.	Additional Agreements.

(a)

Unless the Company or the Board has breached any material provision of this, which breach has not been cured within five (5) business days following the receipt of written notice from the Icahn Group specifying any such breach, solely in connection with the 2022 Annual Meeting, each member of the Icahn Group shall (1) cause, in the case of all Voting Securities owned of record, and (2) instruct and cause the record owner, in the case of all Voting Securities beneficially owned but not owned of record, directly or indirectly, by it, or by any Icahn Affiliate, in each case as of the record date for the 2022 Annual Meeting or as to which the member of the Icahn Group otherwise has the power to vote or direct the vote, in each case that are entitled to vote at the 2022 Annual Meeting, to be present for quorum purposes and to be voted, at the 2022 Annual Meeting or at any adjournment or postponement thereof, (A) for each director nominated by the Board for election at the 2022 Annual Meeting, (B) against any nominees that are not nominated by the Board for election at the 2022 Annual Meeting, (C) against any stockholder proposal to increase the size of the Board, and (D) in favor of the ratification of the Company’s auditors. Except as provided in the foregoing sentence or otherwise in this Agreement, the Icahn Group shall not be restricted from voting “For”, “Against” or “Abstaining” from any other proposals at the 2022 Annual Meeting.

(b)

Unless the Icahn Group has elected to terminate the obligations of the Icahn Group and the Company under this Section 2(b) as a result of the breach by the Company or the Board of any material provision of this Agreement and failed to cure such breach within five (5) business days following the receipt of written notice from the Icahn Group specifying any such breach, if the Company (or any of its subsidiaries) has entered into a definitive agreement providing for a Transaction Event (which Transaction Event has not been consummated or terminated) at least thirty (30) days prior to the expiration of the advance notice deadline set forth in the Company’s Bylaws for the 2023 Annual Meeting, then (I) the Company will nominate the Icahn Designees for election as directors at the 2023 Annual Meeting (whether or not such Icahn Designees consent to being named in the proxy statement relating to such annual meeting), and the Company shall use reasonable best efforts to cause the election of the Icahn Designees so nominated by the Company (including by (x) recommending that the Company’s stockholders vote in favor of the election of the Icahn Designees, (y) including the Icahn Designees in the Company’s proxy statement and proxy card for such annual meeting (assuming they consent thereto) and (z) otherwise supporting the Icahn Designees for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate), and (II) each member of the Icahn Group will, in connection with the 2023 Annual Meeting, (1) cause, in the case of all Voting Securities owned of record, and (2) instruct and cause the record owner, in the case of all shares of Voting Securities beneficially owned but not owned of record, directly or indirectly, by it, or by any Icahn Affiliate, in each case as of the record date for the 2023 Annual Meeting or as to which the member of the Icahn Group otherwise has the power to vote or direct the vote, in each case that are entitled to vote at the 2023 Annual Meeting, to be present for quorum purposes and to be voted at the 2023 Annual Meeting or at any adjournment or postponement thereof, (A) for each director nominated by the Board for election at the 2023 Annual Meeting, (B) against any (i) stockholder proposal to increase the size of the Board and (ii) nominees that are not nominated by the Board for election at the 2023 Annual Meeting, and (C) in favor of the ratification of the Company’s auditors. Except as provided in the foregoing sentence or otherwise in this Agreement, the Icahn Group shall not be restricted from voting “For”, “Against” or “Abstaining” from any other proposals at the 2023 Annual Meeting. For purposes of this Agreement, “Transaction Event” means (x) the sale, transfer or other disposition of more than 90% of the outstanding equity securities (whether by merger, tender offer or otherwise) or all or substantially all of the assets of Southwest Gas Corporation or (y) any acquisition or purchase by any third party that, if consummated, would result in such third party becoming the beneficial owner, directly or indirectly, of equity securities of the Company representing more than 90% of the voting power of the outstanding voting equity securities (whether by merger, tender offer or otherwise) of the Company or all or substantially all of the assets of the Company, in each case with respect to (x) and (y), for which the definitive agreement for such transaction contains the remedy of specific performance, a termination fee or other customary remedy for transactions of a similar nature.

(c)

Unless the Company or the Board has breached any material provision of this Agreement and failed to cure such breach within five (5) business days following the receipt of written notice from the Icahn Group specifying any such breach, that for any special meeting of stockholders that includes a proposal to remove directors or to expand the Board and add directors, then so long as (x) any Icahn Designee (or Replacement Designee) is a member of the Board at the time of such special meeting, (y) the Icahn Group has the right to designate a Replacement Designee at such time (including at such special meeting) and/or (z) the members of the Icahn Group were required to vote in favor of the directors nominated by the Board pursuant to Section 2(a) or 2(b) at the most recent prior annual meeting of stockholders, each member of the Icahn Group shall (1) cause, in the case of all Voting Securities owned of record, and (2) instruct and cause the record owner, in the case of all Voting Securities beneficially owned but not owned of record, directly or indirectly, by it, or by any Icahn Affiliate, in each case as of the record date for the applicable special meeting or as to which the member of the Icahn Group otherwise has the power to vote or direct the vote, in each case that are entitled to vote at such special meeting, to be present for quorum purposes and to be voted at such special meeting or at any adjournment or postponement thereof, (A) for each director nominated or supported by the Board for election at such special meeting and (B) against any (i) proposal to remove directors or increase the size of the Board and (ii) nominees that are not nominated or supported by the Board for election at such special meeting. Except as provided in the foregoing sentence or otherwise in this Agreement, the Icahn Group shall not be restricted from voting “For”, “Against” or “Abstaining” from any other proposals at such special meeting.

(d)

As used in this Agreement, the term “Voting Securities” shall mean the Common Shares that such person has the right to vote or has the right to direct the vote. For purposes of this Section 2, no person shall be, or be deemed to be, the “beneficial owner” of, or to “beneficially own,” any securities beneficially owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company. For purposes of this Agreement, (x) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and the term “Icahn Affiliate” shall mean such Affiliates that are controlled by the members of the Icahn Group, and (y) the term “Associate” shall mean (A) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (B) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of such person or of any of its parents or subsidiaries.

(e)

On or prior to the date of this Agreement, IEP Utility Holdings LLC and Icahn Enterprises Holdings L.P., on behalf of the Icahn Group, shall take or shall have taken all necessary action to amend the offer to acquire any and all issued and outstanding Common Shares (and the rights attached thereto), which was made pursuant to the offer to purchase contained in the Tender Offer Statement on Schedule TO filed with the SEC on October 27, 2021 (as amended, restated, supplemented, extended or modified from time to time, the “Offer”), such that the number of Common Shares to be purchased in the Offer shall not exceed that number of Common Shares which, together with Common Shares beneficially owned by the Icahn Group and the Icahn Affiliates and Associates, does not exceed 24.9% of the then outstanding Common Shares. In order to determine the number of the issued and outstanding Common Shares, the Company hereby represents and warrants that it shall certify in writing the number of Common Shares that are issued and outstanding as of the anticipated closing date for the Offer. In connection with such amendment, the Icahn Group shall extend the expiration date of the Offer to a date that is ten (10) business days from the date of such amendment, and shall not further amend or extend the Offer. On or prior to the expiration date of the Offer, the Icahn Group shall waive any conditions to the Offer that have not then been satisfied, and shall consummate the Offer and pay for the tendered Common Shares as promptly as practicable thereafter.

(f)

Each member of the Icahn Group irrevocably withdraws and terminates (and shall be deemed to have so withdrawn and terminated) in its entirety all demands to inspect stocklist materials, books, records and documents of the Company previously submitted pursuant to Section 220 of the DGCL or otherwise.

(g)

Each member of the Icahn Group hereby irrevocably withdraws and terminates (and shall be deemed to have so withdrawn and terminated) (i) all director nominations and candidates and any related materials or notices submitted to the Company in connection therewith or related thereto, including the notice of intention to nominate candidates to serve as directors of the Company and stand for election at the 2022 Annual Meeting and related materials, which notice was dated November 15, 2021 (the “Nomination Notice,” including any attachments and supplements made thereto), (ii) all of its proposals for other business (the “Business Proposals”) to be brought before the stockholders at the 2022 Annual Meeting, including without limitation the Special Meeting Proposal and the Bylaw Restoration Proposal (each as defined in the Nomination Notice), and any related materials or notices submitted to the Company in connection therewith or related thereto, and (iii) its solicitation of proxies which is the subject of its definitive proxy statement.

(h)

Each member of the Icahn Group agrees not to take any further action with respect to any solicitation materials related to the foregoing nominations, the Business Proposals or otherwise concerning the 2022 Annual Meeting or the Company filed by it or on its behalf with the SEC or provided to investors; provided, however, that the Icahn Group shall, promptly following the execution and delivery of this Agreement (and in any event no later than the first business day following the execution of this Agreement) file with the SEC definitive additional materials supplementing its proxy statement for the 2022 Annual Meeting to disclose the withdrawal of all nominations of the nominees and the Business Proposals thereunder, and the fact that all votes (whether for withdrawn director nominees, the Business Proposals or any other agenda items) on such previously submitted proxy cards will be disregarded. Each member of the Icahn Group hereby further agrees that it will, and that it will cause the Icahn Affiliates and Associates and its or their respective representatives to immediately cease (and not resume) any and all efforts, direct or indirect, in furtherance of any solicitation (including any negative solicitation efforts) in connection with the 2022 Annual Meeting, the Company or the Company’s business, other than as expressly permitted by this Agreement.

(i)

Promptly following the execution and delivery of this Agreement (and in any event no later than the first business day following the execution of this Agreement), the Company and the Icahn Group shall (x) cause the parties to the Delaware Action to file a fully executed stipulation of dismissal in the Delaware Action in the form attached as Exhibit B hereto and (y) use reasonable best efforts to obtain Court approval of such stipulation of dismissal, including preparing and executing such other documentation necessary or appropriate, by order of such Court or otherwise, to obtain such approval. For purposes of this Agreement, the term “Delaware Action” shall mean the action filed by Icahn Partners LP and Icahn Partners Master Fund LP in the Court of Chancery of the State of Delaware on November 29, 2021 (Civil Action No. 2021-1031-KSJM), naming as defendants the Company and certain directors and officers of the Company.

(j)

During the Standstill Period, (i) at every meeting of the stockholders of the Company called and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, with respect to consummating a Transaction Event and approving the transactions contemplated thereby (regardless of the recommendation or approval of the Strategic Transactions Committee in respect of such Transaction Event), each member of the Icahn Group shall cause to be present for quorum purposes (in person or by proxy) and shall vote or consent, in the case of all Voting Securities owned of record, and shall cause to be voted or consented to, in the case of all Voting Securities beneficially owned by it or by any Icahn Affiliate, in favor of consummating such Transaction Event and approving the transactions contemplated thereby and (ii) the Icahn Group shall validly tender or cause to be tendered and not withdrawn in an offer constituting a Transaction Event any and all Common Shares subject to such offer, pursuant to and in accordance with the terms of the offer, no later than ten (10) business days after the filing of the Schedule TO with respect to such offer. The Icahn Group shall take all other actions reasonably requested by the Company in connection with the consummation of the Transaction Event.

3.	Icahn Group Restrictions.

(a)

From and after the date hereof, until the earliest of (i) the later of (x) thirty (30) days prior to the expiration of the advance notice deadline set forth in the Company’s Bylaws for the 2023 Annual Meeting, and (y) if the Company (or any of its subsidiaries) has entered into a definitive agreement providing for a Transaction Event, thirty (30) days prior to the expiration of the advance notice deadline set forth in the Company’s Bylaws for the 2024 annual meeting of the Company’s stockholders, (ii) if the Company announces, signs or enters into an Extraordinary Transaction prior to the conclusion of the 2022 Annual Meeting, the date on which the Company announces, signs or enters into such transaction, and (iii) the date on which the Board re-appoints as a director any former director of the Board (i.e., any person who was a director of the Board at one time, but is not a director of the Board immediately after the 2022 Annual Meeting) without the approval of a majority of the Icahn Designees (the “Standstill Period”), so long as the Company has not breached any material provision of this Agreement and failed to cure such breach within five (5) business days following the receipt of written notice from the Icahn Group specifying any such breach, no member of the Icahn Group shall, directly or indirectly, and each member of the Icahn Group shall cause each of the Icahn Affiliates and Associates not to, directly or indirectly (it being understood that the foregoing shall not restrict the Icahn Designees from discussing the matters set forth below with other members of the Board):

(i)

acquire, offer or propose to acquire any Voting Securities (or beneficial ownership thereof), or rights or options to acquire any Voting Securities (or beneficial ownership thereof) of the Company if after any such case, immediately after the taking of such action the Icahn Group, together with its respective Icahn Affiliates and Associates, would in the aggregate, beneficially own more than 24.9% of the then outstanding Common Shares; provided that, for purposes of this Section 3(a)(i), no person shall be, or be deemed to be, the “beneficial owner” of, or to “beneficially own,” any securities beneficially owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company;

(ii)

except with respect to the signatories (all of whom are a member of the Icahn Group and a party to this Agreement) to the Icahn Group’s Schedule 13D to be filed with the SEC upon the consummation of the Offer pursuant to Section 2(e), form or join in a partnership, limited partnership, syndicate or a “group” as defined under Section 13(d) of the Exchange Act, with respect to the securities of the Company;

(iii)

present (or request to present) at any annual meeting or any special meeting of the Company’s stockholders, any proposal for consideration for action by stockholders or engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders) or, except as provided in this Agreement, otherwise publicly propose (or publicly request to propose) any nominee for election to the Board or seek representation on the Board or the removal of any member of the Board;

(iv)

grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders) or deposit any Voting Securities in a voting trust or subject them to a voting agreement or other arrangement of similar effect (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case, except as provided in Sections 2(a), 2(b) or 2(c);

(v)

call or seek to call any special meeting of the Company’s stockholders or action by consent resolutions or make any request under Section 220 of the Delaware General Corporation Law (“DGCL”) or other applicable legal provisions regarding inspection of books and records or other materials (including stocklist materials) of the Company or any of its subsidiaries;

(vi)

except for any litigation, arbitration or other proceeding arising from this Agreement, institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or (other than in respect of matters unrelated to the Company, its subsidiaries and their respective roles with the Company) any of its officers, directors or representatives;

(vii)

separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, submit a proposal for or offer of (with or without conditions), any Extraordinary Transaction (as defined below); provided that the Icahn Group shall be permitted to sell or tender their Common Shares, and otherwise receive consideration, pursuant to any Extraordinary Transaction; and provided, further that (A) if a third party (other than the Icahn Group or an Icahn Affiliate) commences a tender offer or exchange offer for all of the outstanding Common Shares that is not rejected by the Board in its Recommendation Statement on Schedule 14D-9, then the Icahn Group shall similarly be permitted to make an offer for the Company or commence a tender offer or exchange offer for all of the outstanding Common Shares at the same or higher consideration per share, provided that the foregoing (y) will not relieve the Icahn Group of its obligations under the Confidentiality Agreement and (z) will not be deemed to require the Company to make any public disclosures and (B) the Company may waive the restrictions in this Section 3(a)(vii) with the approval of the Board. “Extraordinary Transaction” means, collectively, any of the following involving the Company or any of its subsidiaries or its or their securities or all or substantially all of the assets or businesses of the Company and its subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of material assets, or liquidation or dissolution; provided that Extraordinary Transaction shall not include, and neither this Section 3(a) nor any other term of this Agreement, shall restrict the Icahn Group from consummating the Offer pursuant to and in accordance with Section 2(e); provided, further, that this Section 3(a) shall not prevent an Icahn Designee acting in his or her capacity as a director of the Board from raising such matter privately with the Board;

(viii)

seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or, except as expressly provided in this Agreement, seek, encourage or take any other action with respect to the election or removal of any directors;

(ix)

make any public communication in opposition to (A) any merger, acquisition, amalgamation, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination or (B) any financing transaction, in each case involving the Company;

(x)

make any public proposal or request with respect to (i) controlling, changing or influencing the Board or management of the Company, including plans or proposals relating to any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (iii) any other material change in the Company’s management, business or corporate or governance structure, or (iv) any waiver, amendment or modification to the Company’s Certificate of Incorporation or Bylaws, operations, business, corporate strategy, corporate structure, capital structure or allocation, share repurchase or dividend policies or other policy;

(xi)

seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual meeting or special meeting of stockholders, except in accordance with Sections 2(a), 2(b) or 2(c);

(xii)	publicly disclose any intention, plan or arrangement inconsistent with any provision of this Section 3; or

(xiii)	publicly encourage or support any other person to take any of the actions described in this Section 3 that the Icahn Group is restricted from doing.

(b)

Subject to applicable law, from the date of this Agreement until the end of the Standstill Period, (i) so long as the Company has not breached any material provision of this Agreement and failed to cure such breach within five (5) business days following the receipt of written notice from the Icahn Group specifying any such breach, neither a member of the Icahn Group nor any of the Icahn Affiliates or Associates (including such persons’ officers, directors and persons holding substantially similar positions however titled) shall make, or cause to be made, by press release or similar public statement, including to the press or media (including social media), or in an SEC or other public filing, any statement or announcement that disparages (as distinct from objective statements reflecting business criticism) the Company or any of its current or former officers or directors and (ii) so long as the Icahn Group has not breached any material provision of this Agreement and failed to cure such breach within five (5) business days following the receipt of written notice from the Company specifying any such breach, neither the Company nor any of its Affiliates or Associates (including such persons’ officers, directors and persons holding substantially similar positions however titled) shall make, or cause to be made, by press release or similar public statement, including to the press or media (including social media), or in an SEC or other public filing, any statement or announcement that disparages (as distinct from objective statements reflecting business criticism) any member of the Icahn Group or Icahn Affiliates or any of their respective current or former officers or directors. The foregoing shall not prevent the making of any factual statement at any time or in any manner including in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with purported jurisdiction over the party from whom information is sought.

(c)	The Icahn Group shall not enter into any agreement with, or compensate, any of the Icahn Designees with respect to his or her role or service (including voting) as a director of the Company.

(d)

If the Standstill Period terminates as a result of an event described in clause (ii) or (iii) in the definition thereof, then, notwithstanding the termination of this Agreement pursuant to the first sentence of Section 10, the Company shall thereafter (A) not take any actions (including by amending the Rights Agreement or entering into a new rights agreement) to prevent the Icahn Group, together with its respective Icahn Affiliates and Associates, from in the aggregate acquiring beneficial ownership of up to 24.9% of the then outstanding Common Shares and (B) comply with all of its other obligations under this Agreement as if this Agreement had not been terminated, until the later of (x) thirty (30) days prior to the expiration of the advance notice deadline set forth in the Company’s Bylaws for the 2023 Annual Meeting, and (y) if the Company (or any of its subsidiaries) has entered into a definitive agreement providing for a Transaction Event, thirty (30) days prior to the expiration of the advance notice deadline set forth in the Company’s Bylaws for the 2024 annual meeting of the Company’s stockholders. For the avoidance of doubt, upon the date set forth in clauses (x) and (y) above, this Agreement and all of the Company’s obligations hereunder shall be deemed terminated. This Section 3(d) shall survive termination of this Agreement until fully performed.

4.

Public Announcements. Unless otherwise agreed, no earlier than 6:30 a.m., New York City time, on the first trading day after the date of this Agreement, the Company shall announce the execution of this Agreement by means of a press release in the form attached to this Agreement as Exhibit C (the “Company Press Release”) and the Icahn Group shall announce the execution of this Agreement by means of a press release in the form attached to this Agreement as Exhibit D. The Icahn Group shall have an opportunity to review in advance the Form 8-K filing to be made by the Company with respect to this Agreement.

5.

Confidentiality Agreement. Until Andrew Teno is appointed to the Board, the Company and the Icahn Group agree that no Icahn Designee or other director is permitted to provide confidential information to any member of the Icahn Group. After Andrew Teno is appointed to the Board, the Company agrees that: (i) each Icahn Designee is permitted to and may provide confidential information subject to and in accordance with the terms of the confidentiality agreement in the form attached to this Agreement as Exhibit E (the “Confidentiality Agreement”) (which the Icahn Group agrees to execute and deliver to the Company concurrently with Andrew Teno being appointed to the Board) and (ii) the Company will execute and deliver the Confidentiality Agreement to the Icahn Group substantially contemporaneously with execution and delivery thereof by the other signatories thereto (it being understood that all Icahn Designees and members of the Icahn Group shall be signatories thereto). After Andrew Teno is appointed to the Board (and for so long as he or an Icahn Restricted Person is a member of the Board), the Board shall not adopt a policy precluding members of the Board from speaking to Mr. Carl C. Icahn, and the Company confirms that it will advise members of the Board including the

Icahn Designees that they may, but are not obligated to, speak to Mr. Carl C. Icahn (but subject to the Confidentiality Agreement, mutatis mutandis), if they are willing to do so and subject to their fiduciary duties and Company Policies. If neither Mr. Teno nor any other Icahn Restricted Person is appointed as a member of the Board, then the Icahn Group will not be required to enter into the Confidentiality Agreement and the restrictions set forth in this Section 5 shall not apply to the Icahn Group.

6.

Representations and Warranties of All Parties. Each of the parties represents and warrants to the other parties that: (a) such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

7.

Representations and Warranties of Icahn Group. Each member of the Icahn Group jointly represents and warrants that, as of the date of this Agreement, (a) the Icahn Group collectively beneficially own, an aggregate of 2,898,676 Common Shares, and (b) except as set forth in the preceding clause (a) or as otherwise disclosed to the Company, no member of the Icahn Group, individually or in the aggregate with any Icahn Affiliate, has any other beneficial ownership of, or economic exposure to, any Common Shares, nor does it currently have or have any right to acquire any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Shares, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Shares, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

8.

Representations and Warranties and Covenants of the Company. The Company represents and warrants, that as of the date of this Agreement, (a) none of the Company, the Board nor their respective advisors are engaged in discussions to grant board representation or board designation rights to any other stockholder of the Company, except for the Icahn Group and(b) the date for the 2022 Annual Meeting is scheduled for May 19, 2022. Except to the extent required by law, any court of competent jurisdiction, or any governmental or regulatory body, including without limitation the Securities and Exchange Commission or the rules or regulations of the New York Stock Exchange, without the written consent of the Icahn Group, (x) the Company shall not change the record date for the 2022 Annual Meeting to a date other than March 21, 2022, and (y) the Company shall not declare a record date for any other matter prior to the 2022 Annual

Meeting. Further, the Company agrees that if the Company enters into an agreement, arrangement or understanding, or otherwise grants any rights, to any other stockholder of the Company to avoid a proxy or similar contest with such stockholder at the 2022 Annual Meeting, then to the extent such agreement, arrangement or understanding grants any right or rights that are more favorable than those set forth in this Agreement, the Company agrees it shall offer the same such rights to the Icahn Group.

9.

Registration Rights. The Company and the Icahn Group agree to negotiate in good faith and enter into a customary form of registration rights agreement with respect to the Common Shares beneficially owned by the Icahn Group (the “Registration Rights Agreement”), which such Registration Rights Agreement shall include the terms as set forth in Exhibit F.

10.

Miscellaneous. This Agreement shall terminate and be of no further force or effect upon the termination of the Standstill Period except to the extent provided in Section 3(d). The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery or other federal or state courts of the State of Delaware. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery or the other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (iv) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (v) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11.

No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12.

Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

13.

Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is transmitted to the email address set forth below (provided no “bounce back” or similar message of non-delivery is received with respect thereto; provided further that notice given by email shall not be effective until either (i) the receiving party’s receipt of a duplicate copy of such email notice by one of the other methods described in this Section 13 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 13), (b) delivered by hand to the address specified in this Section 13, when actually received by hand providing proof of delivery, or (c) on the next business day if transmitted by national overnight courier (with confirmation of delivery) to the address specified in this Section 13:

if to the Company, to:

Southwest Gas Holdings, Inc.
8360 S Durango Drive
Las Vegas, NV 89113
Attention:	Thomas Moran
Vice President, Corporate Secretary/Legal Counsel
E-mail:	thomas.moran@swgas.com

with copies (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention:	Brandon C. Parris
Spencer D. Klein
E-mail:	bparris@mofo.com
spencerklein@mofo.com

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Faiza J. Saeed
George F. Schoen

E-mail:	fsaeed@cravath.com
gschoen@cravath.com

if to the Icahn Group:

Icahn Capital LP
16690 Collins Avenue, PH-1
Sunny Isles Beach, FL 33160
Attention:	Jesse Lynn
Chief Operating Officer
E-mail:	jlynn@sfire.com

14.

Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

15.	Counterparts. This Agreement may be executed (including by PDF) in two or more counterparts which together shall constitute a single agreement.

16.	Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

17.	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

18.

Fees and Expenses. Each of the Company and the Icahn Group shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the matters contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Icahn Group, within 10 business days of the date that the Company receives reasonable supporting documentation, for the Icahn Group’s reasonable documented out-of-pocket third party expenses, including reasonable fees and expenses of outside counsel, incurred in connection with the Icahn Group’s solicitation of proxies for the 2022 Annual Meeting, the Offer, and the Delaware Action in an amount not to exceed $3,722,200.

19.

Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless context otherwise requires, references herein to Exhibits, Sections or Schedules mean the Exhibits, Sections or Schedules attached to this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances. In all instances, the term “or” shall not be deemed to be exclusive.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

SOUTHWEST GAS HOLDINGS, INC.

By:	/s/ Thomas Moran
Name: Thomas Moran
Title: Vice President, Corporate Secretary/Legal Counsel

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

ICAHN GROUP:

/s/ Andrew Teno
ANDREW TENO

/s/ Carl C. Icahn
CARL C. ICAHN

BECKTON CORP.

By:	/s/ Jesse Lynn
Name: Jesse Lynn
Title: Vice President

ICAHN ENTERPRISES G.P. INC.

By:	/s/ Ted Papapostolou
Name: Ted Papapostolou
Title: Chief Financial Officer

ICAHN ENTERPRISES HOLDINGS L.P.

By:	/s/ Ted Papapostolou
Name: Ted Papapostolou
Title: Chief Financial Officer

IEP UTILITY HOLDINGS LLC

By:	/s/ Ted Papapostolou
Name: Ted Papapostolou
Title: Chief Financial Officer

IPH GP LLC

By:	/s/ Jesse Lynn
Name: Jesse Lynn
Title: Chief Operating Officer

ICAHN CAPITAL LP

By:	/s/ Jesse Lynn
Name: Jesse Lynn
Title: Chief Operating Officer

ICAHN ONSHORE LP

By:	/s/ Jesse Lynn
Name: Jesse Lynn
Title: Chief Operating Officer

ICAHN OFFSHORE LP

By:	/s/ Jesse Lynn
Name: Jesse Lynn
Title: Chief Operating Officer

ICAHN PARTNERS LP

By:	/s/ Jesse Lynn
Name: Jesse Lynn
Title: Chief Operating Officer

ICAHN PARTNERS MASTER FUND LP

By:	/s/ Jesse Lynn
Name: Jesse Lynn
Title: Chief Operating Officer

SCHEDULE A

1.	CARL C. ICAHN

2.	ANDREW TENO

3.	BECKTON CORP.

4.	ICAHN ENTERPRISES G.P. INC.

5.	ICAHN ENTERPRISES HOLDINGS L.P.

6.	IEP UTILITY HOLDINGS LLC

7.	IPH GP LLC

8.	ICAHN CAPITAL LP

9.	ICAHN ONSHORE LP

10.	ICAHN OFFSHORE LP

11.	ICAHN PARTNERS LP

12.	ICAHN PARTNERS MASTER FUND LP

EXHIBIT A

FORM OF RESIGNATION

[•], 202[•]

Board of Directors

Southwest Gas Holdings, Inc.

8360 S Durango Drive

Las Vegas, NV 89113

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Cooperation Agreement, dated as of May 6, 2022 (the “Agreement”), among Southwest Gas Holdings, Inc. and the Icahn Group. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Pursuant to Section 1(c) of the Agreement, effective only upon, and subject to, such time as the Icahn Group (together with the Icahn Affiliates) ceases collectively to beneficially own (as defined in Rule 13d-3 (as in effect from time to time) promulgated by the SEC under the Exchange Act) an aggregate Net Long Position of at least a number of Common Shares equal to 50% of the Tender Offer Closing Amount, I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve; provided, however, that if (A) this resignation is tendered pursuant to Section 1(c)(x) of the Agreement, this resignation shall not be effective if resignation of more than one (1) Icahn Designee is tendered and accepted pursuant to Section 1(c) of the Agreement (and the Icahn Group shall determine in its sole discretion which resignation(s) of the Icahn Designees shall be effective) and (B) this resignation is tendered pursuant to Section 1(c)(y) of the Agreement, this resignation shall not be effective if after such resignation (together with the resignation of any other Icahn Designees), the number of Icahn Designees on the Board would be less than two (2) Icahn Designees (and the Icahn Group shall determine in its sole discretion which resignation(s) of the Icahn Designees shall be effective), in all cases, unless and until the Icahn Group (together with the Icahn Affiliates) ceases collectively to beneficially own (as defined in Rule 13d-3 (as in effect from time to time) promulgated by the SEC under the Exchange Act) an aggregate Net Long Position of at least a number of Common Shares equal to 25% of the Tender Offer Closing Amount, at which point, for the avoidance of doubt, my resignation in all cases shall become effective.

Sincerely,

Name:

EXHIBIT B

FORM OF STIPULATION OF DISMISSAL

[See attached]

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

ICAHN PARTNERS LP, and ICAHN	)
PARTNERS MASTER FUND LP,	)
)
Plaintiffs,	)
)
v.	)
)
JOHN P. HESTER, MICHAEL J.	)
MELARKEY, ROBERT L.	)	C.A. No. 2021-1031-KSJM
BOUGHNER, JOSE A. CARDENAS,	)
STEPHEN C. COMER, JANE LEWIS-)
RAYMOND, ANNE L. MARIUCCI, A.	)
RANDALL THOMAN, THOMAS A.	)
THOMAS, LESLIE T. THORNTON,	)
and SOUTHWEST GAS HOLDINGS,	)
INC.,	)
)
Defendants.	)

STIPULATION OF DISMISSAL WITH PREJUDICE

IT IS HEREBY STIPULATED AND AGREED by and between the parties hereto, through their undersigned counsel, subject to the approval of the Court, that this action is hereby dismissed with prejudice pursuant to Court of Chancery Rule 41(a)(1)(ii). Except as provided in Section 18 of the Cooperation Agreement entered into as of the date hereof between the parties, each party shall bear its own costs, fees, and expenses (including, for the avoidance of doubt, attorneys’ fees and expenses).

ASHBY & GEDDES /s/ Stephen E. Jenkins (#2152) Richard D. Heins (#3000) 500 Delaware Avenue 8th Floor Wilmington, DE 19801 Attorneys for Plaintiffs

OF COUNSEL: Thomas M. Ritzert THOMPSON HINE LLP 3900 Key Center 127 Public Square Cleveland, OH 44114 Renee M. Zaytsev THOMPSON HINE LLP 335 Madison Avenue, 12th Floor New York, NY 10017 May __, 2022

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/

William M. Lafferty (#2755)

Kevin M. Coen (#4775)

Sara Toscano (#6703)

Sahba Saravi (#6931)

1201 North Market Street

Wilmington, Delaware 19801

    Attorneys for Defendants

OF COUNSEL:

Erik J. Olson

MORRISON & FOERSTER LLP

755 Page Mill Road

Palo Alto, CA 94304

Judson E. Lobdell

MORRISON & FOERSTER LLP

425 Market Street

San Francisco, CA 94105

Eric D. Lawson

Christina L. Golden Ademola (#5832)

MORRISON & FOERSTER LLP

250 West 55th Street

New York, NY 10019

IT IS SO ORDERED,              this day of May, 2022.

Chancellor Kathaleen St Jude McCormick

EXHIBIT C

FORM OF COMPANY PRESS RELEASE

[See attached]

FOR IMMEDIATE RELEASE

Southwest Gas Announces Settlement with Carl Icahn

Up to Four New Directors to Join Board: Andrew W. Evans, H. Russell Frisby, Jr., Henry P. Linginfelter and

Andrew J. Teno

Expands Strategic Transactions Committee

Company Continuing Expeditious Strategic Alternatives Process to Maximize Stockholder Value

Las Vegas – May 6, 2022 – Southwest Gas Holdings, Inc. (NYSE: SWX) (“Southwest Gas” or the “Company”) today announced that it has entered into a settlement agreement (the “Agreement”) with Carl Icahn (“Mr. Icahn”) and his affiliated entities. Pursuant to the Agreement, at least three, and up to four, new directors will join the Southwest Gas Board of Directors (the “Board”). Following the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), the Board will continue the previously announced review of a full range of strategic alternatives to maximize stockholder value including a sale of the Company, a separate sale of one or more of its business units and/or the spin-off of Centuri, which is expected to be tax-free to stockholders. Under the terms of the Agreement, the composition of the Board will be amended as follows:

•	Mr. Icahn has the right to appoint at least three directors effective immediately following the Annual Meeting: Andrew W. Evans, H. Russell Frisby, Jr., and Henry P. Linginfelter.

•

A fourth director (Andrew J. Teno, unless he is otherwise already appointed to the Board, in which case one of Mr. Evans, Mr. Frisby, Jr. or Mr. Linginfelter will be appointed instead) will join the Board in the event that the Company determines to not spin-off Centuri. The decision whether to spin-off Centuri will be made within 90 days after the date of the Agreement.

•	Mr. Icahn may elect to have Mr. Teno replace one of the three new directors within 90 days after the date of the Agreement.

•	Current Board members, Robert L. Boughner and Thomas A. Thomas, have resigned effective immediately following the Annual Meeting.

•	Current Board member, José A. Cárdenas, will resign from the Board if and when a fourth new director joins the Board.

•	Current Board member, E. Renae Conley, will be appointed as Chair of the Board following the Annual Meeting.

In a separate release issued today, the Company announced that the Southwest Gas Board has appointed Karen S. Haller, Executive Vice President, as President and Chief Executive Officer, effective immediately. Ms. Haller succeeds John P. Hester, President and Chief Executive Officer. Mr. Hester has also resigned from the Board, effective immediately. Ms. Haller will be appointed to the Board, immediately following the Annual Meeting.

Following the changes in the composition of the Board, the Board will comprise 11 directors, 10 of whom will be independent.

“Acting as an independent Board, we heard the valuable feedback from our stockholders and determined our best course of action was to eliminate the uncertainty of a proxy contest so as to concentrate our focus on the strategic process,” said incoming Chair of the Board Ms. Conley. “We intend to work with the new directors to maximize value for all stockholders. We commit to continued valuable engagement with our investors as we execute on our strategic plan.”

Under the terms of the Agreement, the Board’s Strategic Transactions Committee (the “Committee”) will be expanded following the Annual Meeting to comprise six members: three current directors and Committee members, Anne Mariucci, Carlos Ruisanchez and Jane Lewis-Raymond, and three new directors, Mr. Evans, Mr. Frisby, and Mr. Linginfelter. If Mr. Teno joins the Board, he may replace one of the new Committee members at Mr. Icahn’s discretion. Ms. Mariucci will continue to serve as Chair of the Committee.

Under the terms of the Agreement, Mr. Icahn will withdraw his slate of director nominees with respect to the Annual Meeting and vote in favor of the Company’s nominees. The Company will amend the terms of its stockholder rights plan to increase the triggering percentage from 10% to 24.9%. In addition, Mr. Icahn will amend his $82.50 tender offer to acquire the outstanding shares of Southwest Gas to extend the expiration date to the date that is 10 business days following the date of the amendment, and will purchase shares validly tendered and not withdrawn as of that date, subject to a cap on his aggregate ownership of 24.9%. Mr. Icahn will not further extend or amend the tender offer.

The Agreement includes customary standstill and voting commitments that will extend until 30 days prior to the end of the advance notice period for the submission of director nominees in connection with the 2023 Annual Meeting of Stockholders. In the event there is a definitive agreement for the sale of the entire Company or its natural gas utility, Southwest Gas Corporation, prior to that date, the standstill will extend until 30 days prior to the end of the advance notice period for the submission of director nominees in connection with the 2024 Annual Meeting of Stockholders.

While the standstill is in effect, Mr. Icahn has agreed to vote all of his shares in favor of any Board-approved sale of the entire Company or its natural gas utility, Southwest Gas Corporation.

Pursuant to the Agreement, Mr. Icahn has withdrawn his litigation against the Company.

The Agreement will be filed with the Securities and Exchange Commission.

Moelis & Company LLC is serving as financial advisor to the Committee and also advised on the settlement agreement. Lazard is serving as financial advisor to Southwest Gas and Morrison & Foerster LLP and Cravath, Swaine & Moore LLP are serving as legal advisors.

New Director Biographies:

About Andrew W. Evans

Mr. Evans is a retired Chief Financial Officer of Southern Company, having served in the position from 2018 to 2021. He previously served as the CEO of AGL Resources, Inc., before which he held a variety of other positions at the company from 2003 to 2018. Prior to AGL, Mr. Evans spent 9 years with Mirant Corp, a global energy provider and commodity trading company. Mr. Evans began his career at the Federal Reserve Bank of Boston. Mr. Evans holds a bachelor’s degree in economics from Emory University.

About H. Russell Frisby, Jr.

Mr. Frisby served as a Partner at the Stinson LLP law firm from September 2009 until December 2021 where he led the Telecommunications Group and was co-leader of the firm’s State Utilities Practice Group. Mr. Frisby previously served on the board of Pepco Holdings, Inc., an S&P 500 energy utility, from September 2012 until March 2016 (when it was acquired by Exelon Corporation), where he was a member of the Finance and Compensation/Human Resources Committees. Prior to its acquisition by Windstream, Mr. Frisby served on the board of PAETEC Holdings, a national Fortune 1000 competitive telecommunications company (CLEC), from February 2007 until November 2011, where he was a member of the Compensation Committee. He received the Energy Bar Association’s 2019 State Regulatory Practitioner Award for his innovation and superior advocacy. Mr. Frisby is a graduate of Yale Law School and Swarthmore College.

About Henry P. Linginfelter

Mr. Linginfelter is a recently retired executive with Southern Company Gas, a large gas utility with gas distribution and gas pipeline businesses. Mr. Linginfelter has diverse utilities experience, including regulatory engagement across multiple jurisdictions. He holds a bachelor’s degree in Industrial Management from Georgia Tech University and an MBA from the J. Mack Robinson College of Business at Georgia State University.

About Andrew J. Teno

Mr. Teno has been a portfolio manager at Icahn Capital, the entity through which Mr. Icahn manages investment funds, since October 2020. Mr. Teno previously worked at Fir Tree Partners, a New York based private investment firm that invests worldwide in public and private companies, real estate and sovereign debt, from 2011 to April 2020. Prior to that, he worked at Crestview Partners from 2009 to 2011 as an associate in their private equity business, and at Gleacher Partners, a boutique mergers and acquisitions firm, from 2007 to 2009. Mr. Teno has been a director of: FirstEnergy Corp. (NYSE: FE), an electric utility, since March 2021; Herc Holdings Inc. (NYSE: HRI), an equipment rental company, since February 2021; and Cheniere Energy, Inc. (NYSE: LNG), a liquefied natural gas company, since February 2021. Mr. Teno previously served as a director of Eco-Stim Energy Solutions from March 2017 to December 2018. Mr. Teno received an undergraduate business degree from the Wharton School at the University of Pennsylvania in 2007.

About Southwest Gas Holdings, Inc.

Southwest Gas Holdings, Inc., through its subsidiaries, engages in the business of purchasing, distributing and transporting natural gas, and providing comprehensive utility infrastructure services across North America. Southwest Gas Corporation, a wholly owned subsidiary, safely and reliably delivers natural gas to over two million customers in Arizona, California and Nevada. The Company’s MountainWest subsidiary provides natural gas storage and interstate pipeline services within the Rocky Mountain region. Centuri Group, Inc., a wholly owned subsidiary, is a strategic infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

How to Find Further Information

This communication does not constitute a solicitation of any vote or approval in connection with the Annual Meeting. In connection with the Annual Meeting, the Company has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”), which the Company has furnished to its stockholders in connection with the Annual Meeting. The Company may furnish additional materials in connection with the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND WHITE PROXY CARD AND OTHER DOCUMENTS WHEN SUCH INFORMATION IS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE ANNUAL MEETING. The proposals for the Annual Meeting are being made solely through the definitive proxy statement. In addition, a copy of the definitive proxy statement may be obtained free of charge from www.swgasholdings.com/proxymaterials. Security holders also may obtain, free of charge, copies of the proxy statement and any other documents filed by Company with the SEC in connection with the Annual Meeting at the SEC’s website at http://www.sec.gov, and at the Company’s website at www.swgasholdings.com.

Important Information for Investors and Stockholders: This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Utility Holdings LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF SOUTHWEST GAS HOLDINGS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of these documents free of charge at the SEC’s website at www.sec.gov, and at the Company’s website at www.swgasholdings.com. In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll-free at (877) 825-8621.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations with respect to a separation of Centuri, the future performance of Centuri, Southwest Gas’s dividend ratios and Southwest Gas’s future performance. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, whether we will separate Centuri within the anticipated timeframe and the impact to our results of operations and financial position from the separation, the potential for, and the impact of, a credit rating downgrade, the costs to integrate MountainWest, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, the cost and management attention of ongoing litigation that the Company is currently engaged in, the effects of the pending tender offer and proxy contest brought by Carl Icahn and his affiliates, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the natural gas distribution segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, EBITDA as a percentage of revenue, and interest expense will transpire, nor assurance regarding acquisitions or their impacts, including management’s plans or expectations related thereto, including with regard to Riggs Distler or MountainWest. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Participants in the Solicitation: The directors and officers of the Company may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the Company’s directors and officers and their respective interests in the Company by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC and the definitive Proxy Statement on Schedule 14A filed with the SEC in connection with the Annual Meeting. Additional information regarding the interests of such potential participants is included in other relevant materials filed with the SEC.

Contacts

For investor information, contact: Boyd Nelson, (702) 876-7237, boyd.nelson@swgas.com; or Innisfree M&A Incorporated, Scott Winter/Jennifer Shotwell/Jon Salzberger, (212) 750-5833.

For media information, contact: Sean Corbett, (702) 876-7219, sean.corbett@swgas.com; or Joele Frank, Wilkinson Brimmer Katcher, Dan Katcher / Tim Lynch, (212) 355-4449.

EXHIBIT D

FORM OF ICAHN GROUP PRESS RELEASE

[See attached]

Carl C. Icahn Issues Open Letter to

Stockholders of Southwest Gas

Sunny Isles Beach, Florida, May 6, 2022 — Today, Carl C. Icahn released the following open letter to the stockholders of Southwest Gas Holdings, Inc. (NYSE: SWX).

Investor Contacts:

Harkins Kovler, LLC

Peter Harkins / Jordan Kovler

(212) 468-5390 / (212) 468-5384

pharkins@harkinskovler.com / jkovler@harkinskovler.com

CARL C. ICAHN

16690 Collins Avenue, Suite PH-1

Sunny Isles Beach, FL 33160

May 6, 2022

Dear Fellow SWX Stockholders:

We would like to thank all of the stockholders that supported us, as well as ISS and Glass Lewis for their observations and conclusions. Today we are announcing a settlement with SWX that will provide us with up to four board seats and various governance protections.

As activists over the last three decades, we have rarely found it necessary to replace the CEOs of companies we have been involved with. But in the rare instances that we moved to replace CEOs, it has almost always greatly enhanced value for ALL stockholders. In the case of SWX, we would not have entered into any compromise without having John Hester’s retirement being a part of it. This is true for the following reasons:

1. As both ISS and Glass Lewis have pointed out, Hester has done a very inept job in running this company; but more importantly, we believe that Hester’s agenda was not to enhance value for stockholders, but rather to empire build.

2. We, along with many other stockholders, believe that the best alternative for SWX is to enter a strategic alternatives process though, even under the best of circumstances, we would expect it to take a year and a half to two years to complete due to regulatory approvals. As a result of the compromise that we and the company have entered into today (which removes the major impediments to consummating a transaction), we believe that, while it will still take a while, the complicated process of selling SWX will eventually be successful and greatly enhance stockholder value.

We again thank all those that have supported us and look forward to working together with the newly-reconstituted board in what we believe will yield a good outcome for ALL stockholders.

Sincerely yours,

Carl C. Icahn

EXHIBIT E

FORM OF CONFIDENTIALITY AGREEMENT

[See attached]

CONFIDENTIALITY AGREEMENT

From: Southwest Gas Holdings, Inc.

[•], 2022

To: Each of the persons or entities listed on Schedule A (the “Icahn Group” or “you”)

Ladies and Gentlemen:

This letter agreement is delivered pursuant to Section 5 of the Cooperation Agreement (the “Cooperation Agreement”), dated as of [•], 2022, by and among Southwest Gas Holdings, Inc. (the “Company”) and the Icahn Group. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Cooperation Agreement. The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement and Section 5 of the Cooperation Agreement, from the date of this letter agreement through the end of the term of the Cooperation Agreement, Andrew Teno, Andrew W. Evans, Henry Linginfelter and H. Russell Frisby, Jr. (Messrs. Teno, Evans, Linginfelter and Frisby, collectively, the “Icahn Designees” and each an “Icahn Designee”, which term shall include any Replacement Designee of any Icahn Designee (a “Replacement Designee”), if applicable) may, if and to the extent he or she desires to do so, disclose non-privileged information he or she obtains while serving as a member of the Board of Directors (“Board”) to you and your Representatives (as hereinafter defined), and may discuss such information with any and all such persons, subject to the terms and conditions of this letter agreement, and that other members of the Board may similarly disclose information to you if they are willing to do so and subject to their fiduciary duties and Company Policies. The Company may also furnish non-privileged information directly to you and your Representatives. As a result, you may receive certain non-public information regarding the Company. You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. In consideration for, and as a condition of, the information being furnished to you and your agents, affiliates, representatives, attorneys, advisors, directors, officers or employees, subject to the restrictions in paragraph 2 (collectively, the “Representatives”), you agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or current or former affiliates that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) by any Icahn Designee, or by or on behalf of the Company or any Company Representative (as defined below), including discussions or matters considered in meetings of the Board or Board committees, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Evaluation Material”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

1.

The term “Evaluation Material” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement or any other obligation of confidentiality, (ii) was within your or any of your Representatives’ possession on a non-confidential basis prior to its being furnished to you by any Icahn Designee, or by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (collectively, the “Company Representatives”), or (iii) is received from a source other than an Icahn Designee, the Company or any of the Company Representatives; provided, that in the case of (ii) or (iii) above, the source of such information was not believed by you, after reasonable inquiry, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information at the time the information was disclosed to you.

2.

You and your Representatives will, and you will cause your Representatives to, (a) keep the Evaluation Material strictly confidential and (b) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may privately disclose any of such information: (A) to your Representatives (i) who need to know such information for the purpose of advising you on your investment in the Company and (ii) who are informed by you of the confidential nature of such information and agree to be bound by the terms of this letter agreement as if they were a party hereto; provided, further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties to this letter agreement; and (B) to the Company and the Company Representatives. It is understood and agreed that the Icahn Designees shall not disclose to you or your Representatives any Legal Advice (as defined below) that may be included in the Evaluation Material with respect to which such disclosure would constitute waiver of the Company’s attorney client privilege or attorney work product privilege. “Legal Advice” as used in this letter agreement shall be solely and exclusively limited to the advice provided by legal counsel and any discussions, deliberations or materials concerning such advice or which would otherwise be subject to legal privileges and protections and shall not include factual information or the formulation or analysis of business strategy solely to the extent that it is not protected by the attorney-client, attorney work product or other legal privilege.

3.

In the event that you or any of your Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Evaluation Material, you will (a) promptly notify (except where such notice would be legally prohibited) the Company in writing by email and certified mail so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order or other remedy, you will provide such cooperation as the Company shall reasonably request), at its cost and expense and (b) produce or disclose only that portion of the Evaluation Material which your outside legal counsel of national standing advises you in writing is legally required to be so produced or disclosed and you inform the recipient of such Evaluation Material of the existence of this letter agreement and the confidential nature of such Evaluation Material. In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to the Common Shares or otherwise proposing or making an offer to do any of the foregoing, or you would be unable to file any proxy or other solicitation materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder.

4.

You acknowledge that (a) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) none of the Company or any of the Company Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. You and your Representatives (or anyone acting on your or their behalf) shall not directly or indirectly initiate contact or communication with any executive or employee of the Company (other than the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, or such other persons approved in writing by the foregoing or the Board) concerning Evaluation Material, or to seek any information in connection therewith from any such person other than the foregoing, without the prior consent of the Company; provided, however, the restriction in this sentence shall not in any way apply to any Icahn Designee acting in his or her capacity as a Board member (nor shall it apply to any other Board members).

5.

All Evaluation Material shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of any disclosure of or your use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time after the date on which no Icahn Designee is a director of the Company, upon the request of the Company for any reason, you will promptly return to the Company or destroy all hard copies of the Evaluation Material and use reasonable best efforts to permanently erase or delete all electronic copies of the Evaluation Material in your or any of your Representatives’ possession or control (and, upon the request of the Company, shall promptly certify to the Company that such Evaluation Material has been erased or deleted, as the case may be). Notwithstanding the foregoing, the obligation to return or destroy Evaluation Material shall not cover information (i) that is maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed, or otherwise recovered from such backup devices or (ii) retained on a confidential basis solely to the extent required to comply with applicable law and/or any internal record retention requirements; provided that such materials referenced in this sentence shall remain subject to the terms of this letter agreement applicable to Evaluation Material, and you and your Representatives will continue to be bound by the obligations contained herein for as long as any such materials are retained by you or your Representatives.

6.

You acknowledge, and will advise your Representatives, that the Evaluation Material may constitute material non-public information under applicable federal or state securities laws, and you agree that you shall not, and you shall use reasonable best efforts to ensure that your Representatives do not, trade or engage in any derivative or other transaction in the Common Shares or any of the Company’s other securities in violation of such laws.

7.

You hereby represent and warrant to the Company that (i) you have all requisite company power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (ii) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this letter agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (iv) your entry into this letter agreement does not require approval by any owners or holders of any equity or other interest in you (except as has already been obtained).

8.

Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement. The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

9.

You acknowledge and agree that the value of the Evaluation Material to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. You further acknowledge and agree that in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement exclusively in the Delaware Court of Chancery or other federal or state courts of the State of Delaware. In the event that any action shall be brought in equity to enforce the provisions of this letter agreement, you shall not allege, and you hereby waive the defense, that there is an adequate remedy at law.

10.

Each of the parties (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this letter agreement or the transactions contemplated by this letter agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this letter agreement or the transactions contemplated by this letter agreement in any court other than the Delaware Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11.

This letter agreement and the Cooperation Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements or understandings, whether written or oral. This letter agreement may be amended only by an agreement in writing executed by the parties hereto.

12.

All notices, consents, requests, instructions, approvals and other communications provided for in this letter agreement and all legal process in regard to this letter agreement shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is transmitted to the email address set forth below (provided no “bounce back” or similar message of non-delivery is received with respect thereto; provided further that notice given by email shall not be effective until either (i) the receiving party’s receipt of a duplicate copy of such email notice by one of the other methods described in this Section 12 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 12), (b) delivered by hand to the address specified in this Section 12, when actually received by hand providing proof of delivery, or (c) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) to the address specified in this Section 12:

if to the Company, to:

Southwest Gas Holdings, Inc.
8360 S Durango Drive
Las Vegas, NV 89113
Attention:

E-mail:

with copies (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention:	Brandon C. Parris
Spencer D. Klein
E-mail:	bparris@mofo.com
spencerklein@mofo.com

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Faiza J. Saeed
George F. Schoen
E-mail:	fsaeed@cravath.com
gschoen@cravath.com

if to the Icahn Group:

Icahn Capital LP
16690 Collins Avenue, PH-1
Sunny Isles Beach, FL 33160
Attention:	Jesse Lynn
Chief Operating Officer
E-mail:	jlynn@sfire.com

13.

If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

14.	This letter agreement may be executed (including by PDF) in two or more counterparts which together shall constitute a single agreement.

15.

This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company. This letter agreement, however, shall be binding on successors of the parties to this letter agreement.

16.	The Icahn Group shall cause any Replacement Designee appointed to the Board pursuant to the Nomination Documents to execute a copy of this letter agreement.

17.

This letter agreement shall expire two (2) years after the date on which the Cooperation Agreement terminates; except that the obligations hereunder will remain in effect for information that is retained as provided in Section 5 and except that you shall maintain in accordance with the confidentiality obligations set forth herein any Evaluation Material constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

18.	No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.

19.

Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this letter agreement shall be decided without regards to events of drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.” In all instances, the term “or” shall not be deemed to be exclusive.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

SOUTHWEST GAS HOLDINGS, INC.

By:
Name:
Title:

Accepted and agreed as of the date first written above:

ICAHN GROUP

Andrew Teno

Carl C. Icahn

BECKTON CORP.

By:
Name:
Title:

ICAHN ENTERPRISES G.P. INC.

By:
Name:
Title:

ICAHN ENTERPRISES HOLDINGS L.P.

By:
Name:
Title:

IEP UTILITY HOLDINGS LLC

By:
Name:
Title:

IPH GP LLC

By:
Name:
Title:

ICAHN CAPITAL LP

By:
Name:
Title:

ICAHN ONSHORE LP

By:
Name:
Title:

ICAHN OFFSHORE LP

By:
Name:
Title:

ICAHN PARTNERS LP

By:
Name:
Title:

ICAHN PARTNERS MASTER FUND LP

By:
Name:
Title:

SCHEDULE A

1.	ANDREW TENO

2.	CARL C. ICAHN

3.	BECKTON CORP.

4.	ICAHN ENTERPRISES G.P. INC.

5.	ICAHN ENTERPRISES HOLDINGS L.P.

6.	IEP UTILITY HOLDINGS LLC

7.	IPH GP LLC

8.	ICAHN CAPITAL LP

9.	ICAHN ONSHORE LP

10.	ICAHN OFFSHORE LP

11.	ICAHN PARTNERS LP

12.	ICAHN PARTNERS MASTER FUND LP

EXHIBIT F

REGISTRATION RIGHTS AGREEMENT

1.

Demand Registration Rights. The members of the Icahn Group (each, a “Demand Party”) shall be entitled to an aggregate of two (2) demand registrations pursuant to underwritten public offerings (with the managing underwriter, if any, to be chosen by the Company, which managing underwriter shall be of national standing and reasonably acceptable to the Demand Parties participating in such registration) only with respect to those Common Shares that the Icahn Group is permitted to acquire pursuant to the terms of the Cooperation Agreement (so long as such Common Shares are not freely tradable under Rule 144 under the Securities Act without regard to the volume and manner of sale limitations contained thereunder the “Registrable Shares”); provided that (A) the Company shall only be required to effect one (1) demand registration made by the Icahn Group (the “Demanding Holder”) in any 18-month period and no more than two (2) demand registrations in the aggregate by all members of the Icahn Group and (B) each registration in respect of such demand notice must include, in the aggregate (based solely on the Common Shares requested to be included in such registration by all Demand Parties participating in such registration), at least 5 million Common Shares. No demand registration shall be made prior to the December 1, 2022. The Demanding Holder shall, subject to clause (2) below (to the extent other Demand Parties exercise their piggyback registration rights with respect thereto), have first priority to register and to sell all of the securities that such Demanding Holder requested to be registered and/or sold pursuant to any of its demand rights before the Company or any holder of Common Shares that owns at that time at least 10% of the then outstanding Common Shares and is party to a registration rights agreement with the Company other than the Demand Parties (a “10% Holder”) shall be entitled to participate in any such demand registration or sales pursuant to such demand registration, provided that the Company or any such 10% Holder may participate only if such participation would not, in the determination of the managing underwriter, adversely affect the price or success of such Demanding Holder’s demand registration. Furthermore, from the date that the Demanding Holder delivers a notice to exercise a demand registration until the conclusion of such offering (for a total period of up to 90 days), the Company shall not register any of its Common Shares for sale for its own account or for the account of any other person other than as permitted in clause (2) below (with customary exceptions to be negotiated and set out in the Registration Rights Agreement, including business combination transactions, dividend reinvestment plans, stock purchase plans, and employee benefit plans, which shall include, without limitation, any of the Company’s incentive compensation plans). For the avoidance of doubt, the Demand Parties shall be permitted to make demand requests for underwritten offerings pursuant to a shelf registration statement filed in accordance with paragraph 3 below.

2.

Piggyback Registration Rights. If the Company at any time proposes to register for sale any Common Shares, pursuant to a registration statement, including in each case pursuant to any shelf registration statement (including pursuant to clause (3) below) and including by effecting any underwritten public offering, for its own account or for the account of any other person (including a Demand Party) (collectively, an “Offering”) (with customary exceptions to be negotiated and set out in the Registration Rights Agreement, including at-the-market offering programs, business combination transactions, dividend reinvestment plans, stock purchase plans, and employee benefit plans, which shall include, without limitation, any of the Company’s incentive compensation plans), each Demand Party shall be entitled to participate in such Offering; provided that the party who initiated such Offering (whether the Company, a Demand Party or another person entitled to registration rights) (the “Initiating Party”) shall have first priority to register and sell all of such securities that such Initiating Party requested to be sold and provided further that if the Initiating Party is a Demanding Holder, then other Demand Parties shall be entitled to participate on a pro rata basis with such Demanding Holder based on their relative percentage interests in the Company. After giving effect to the priority in the preceding sentence, in the event that such Offering is:

(A) for the account of (i) the Company, then each Demand Party and any other person entitled to piggyback registration rights with respect to such registration statement shall be entitled to participate on a pro rata basis based on their relative percentage interests in the Company, and (ii) any other person other than the Company or a Demand Party, then (x) each Demand Party and any other person entitled to piggyback registration rights with respect to such registration statement shall be entitled to participate on a pro rata basis based on their relative percentage interests in the Company and (y) if a Demand Party and/or such other person exercises piggyback registration rights with respect to such registration statement, the Company shall be entitled to participate up to the sum of the number of such securities proposed to be included by (A) the Demand Parties and (B) the other person(s), so long as the managing underwriter determines that inclusion of additional securities by the Company above such sum of (A) and (B), will not adversely affect the price or success of such sale by the Initiating Party, the Demand Parties or any other participating person(s), provided that in all such cases set out in the foregoing clauses (i) and (ii), such participation would not, in the determination of the managing underwriter, adversely affect the price or success of such sale by the Initiating Party; or

(B) for the account of a Demand Party, then (i) any person other than a Demand Party entitled to piggyback registration rights with respect to such registration statement shall be entitled to participate on a pro rata basis based on their relative percentage interests in the Company and (ii) if any such other person exercises piggyback registration rights with respect to such registration statement, the Company shall be entitled to participate up to the sum of the number of such securities proposed to be included by such other person(s), so long as the managing underwriter determines that inclusion of additional securities by the Company above such sum will not adversely affect the price or success of such sale by the Demand Parties or any other participating person(s), provided that in all such cases set out in the foregoing clauses (i) and (ii), such participation would not, in the determination of the managing underwriter, adversely affect the price or success of such sale by the Initiating Party.

3.

Shelf Registration Rights. The Company shall file within sixty (60) days following any request of a Demand Party (a “Shelf Request”), and shall use its reasonable efforts to have declared effective by the SEC as soon as practicable, a shelf registration statement relating to the offer and sale of all Registrable Shares then held by the Demand Parties (or their respective affiliates and successors) to the public, from time to time, on a delayed or continuous basis, which registration statement may be a universal shelf registration statement that may also relate to the offer and sale of other securities of the Company (a “Shelf Registration Statement”); provided that if the Company files the Shelf Registration Statement prior to the execution of the Registration Rights Agreement, the Company shall include in such Shelf Registration Statement all the securities held by the Demand Parties on the date of such filing and if on the date of such execution the Shelf Registration Statement is not effective, the Company shall use its reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after such execution . No Shelf Request shall be made prior to December 1, 2022.

4.

Stand Down Period. If during the 30 day period prior to the date that the Demand Party initiates an underwritten public offering under any Shelf Registration Statement, the Company has already initiated, and is pursuing in good faith at the time the Demand Party makes such initiation, an underwritten public offering for its own account (“Company Offering”), then in such event, the Demand Parties shall cease their process for an underwritten public offering and the Company shall have first priority to sell all of the securities that the Company contemplated in such Company Offering, and the Demand Parties and any 10% Holder shall thereafter be entitled to participate in the Company Offering on a pro rata basis based on their relative percentage interests so long as such participation would not, in the determination of the managing underwriter, adversely affect the price or success of the Company Offering; provided that if the Company Offering is not completed within 90 days from the date that the Company notifies the Demand Parties of such Company Offering, each Demand Party shall be permitted to initiate an underwritten offering which shall no longer be pre-empted by the proposed Company Offering as provided in this sentence. For the avoidance of doubt, if at the time the Demand Party initiates an underwritten public offering there is no Company Offering and no 10% Holder has initiated an underwritten public offering, then the Demand Parties shall have first priority to sell, on a pro rata basis with one another based on their relative percentage interests in the Company, all of the securities that the Demand Parties request to be sold before the Company or any 10% Holder shall be entitled to participate in any such underwritten public offering, and the Company or such 10% Holder may participate only so long as such participation would not, in the determination of the managing underwriter, adversely affect the price or success of the Demand Party’s initiated underwritten public offering.

5.	Term. The registration rights described above shall terminate simultaneously with the termination of the Cooperation Agreement in accordance with Section 9 of the Cooperation Agreement.

6.

Expenses. In connection with any offerings pursuant to a Registration Statement, the participating Demand Parties shall pay 100% (unless other persons are offering Common Shares in such Registration Statement, in which case, the participating Demand Parties and such other person(s) shall pay on a pro rata basis in proportion to the number of Common Shares included by the participating Demand Parties and such persons in the Registration Statement) of (i) all registration and filing fees, (ii) all fees and expenses of compliance with state securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” laws qualifications of the Common Shares), (iii) printing and duplicating expenses, (iv) fees and expenses of independent accountants retained by the Company for any comfort letters or costs associated with any required special audits, (v) the reasonable fees and expenses of any special experts retained by the Company and agreed to by the participating Demand Parties, (vi) fees and expenses in connection with any review of underwriting arrangements by FINRA, (vii) fees and expenses in connection with listing, if applicable, the Common Shares on a securities exchange or the New York Stock Exchange, (viii) all duplicating, distribution and delivery expenses, (ix) any underwriting fees, discounts or commissions attributable to the sale of their Common Shares in connection with an Underwritten Offering; (x) any out-of-pocket expenses of the participating Demand Parties including any fees and expenses of brokers or counsel to the participating Demand Parties, and (xi) any applicable transfer taxes attributable to the sale of their Common Shares. In connection with any offerings pursuant to a Registration Statement, the Company shall pay 100% of (i) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), and (ii) except as provided in clause (iv) in the first sentence of this paragraph, fees and disbursements of counsel for the Company and fees and expenses of independent certified public accountants retained by the Company.

7.

General. The Registration Rights Agreement shall grant registration rights only to the Demand Parties (including, for the avoidance of doubt, affiliates who are assignees) solely with respect to the Registrable Shares. During any time that a member of the Icahn Group possesses material non-public information with respect to the Company, the Icahn Group shall not effect any sales under any registration statement of the Company. The Company shall not be required to use reasonable efforts to cause a registration statement filed pursuant to a demand registration or Shelf Request to be declared effective or keep current a shelf registration statement or permit sales to be made thereunder, or file any prospectus supplement or amendment (other than as required by the periodic report or proxy statement disclosure requirements of the Securities Exchange Act of 1934, including Sections 13 or 15(d) thereof, including Forms 10-K, 8-K, or 10-Q or Schedule 14A thereunder) if the Company possesses material non-public information and determines in good faith that it need not otherwise make such disclosure or filing. In furtherance of and pursuant to the last proviso of the preceding sentence and following public disclosure by the Company, at such time as the Company no longer possesses material non-public information regarding the Company and subject to the restrictions set forth in this Agreement and to be set forth in the Registration Rights Agreement, the Demand Parties may effect sales under any registration statement, including through an underwritten public offering. All calculations of beneficial ownership for purposes of the Registration Rights Agreement shall be calculated in accordance with Rule 13(d) of the Securities Exchange Act of 1934, as amended. Prior to the inclusion of any Registrable Shares in any registration statement or supplement to a registration statement, each Demand Party shall be required to provide questionnaires and other information requested by the Company in order to be able to include all required information about a Demand Party in such filing. In connection with any underwritten offering, whether pursuant to paragraph 1 or paragraph 3 above, a Demanding Holder shall only be entitled to participate subject to customary agreements with the managing underwriters, including underwriting agreements and lock-up agreements.

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